                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

                                      among

                              BSQUARE CORPORATION,

                          MAINBRACE ACQUISITION, INC.,

                                       and

                              MAINBRACE CORPORATION







                            Dated as of May 10, 2000




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                                    CONTENTS

ARTICLE I - THE MERGER........................................................1
        1.1    The Merger.....................................................1
        1.2    The Closing....................................................2
        1.3    Effective Date and Time........................................2
        1.4    Articles of Incorporation of the Surviving Corporation.........2
        1.5    Bylaws of the Surviving Corporation............................2
        1.6    Directors and Officers.........................................2
        1.7    Conversion of Shares...........................................3
               1.7.1    Exchange Ratio........................................3
               1.7.2    Exchange of Certificate for Merger Consideration......6
               1.7.3    No Fractional Shares..................................7
               1.7.4    No Further Transfers..................................7
        1.8    Shareholder Representative.....................................7
        1.9    Amendment to Provide for Alternative Merger Structures.........7

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY....................8
        2.1    Organization...................................................8
        2.2    Enforceability.................................................8
        2.3    Capitalization.................................................9
        2.4    Subsidiaries and Affiliates....................................10
        2.5    No Approvals; No Conflicts.....................................10
        2.6    Financial Statements...........................................11
        2.7    Absence of Certain Changes or Events...........................12
        2.8    Taxes..........................................................14
        2.9    Property.......................................................17
        2.10   Contracts......................................................18
               2.10.1   Material Contracts....................................18
               2.10.2   Required Consents.....................................20
        2.11   Customers and Suppliers........................................20
        2.12   Orders; Commitments; Warranties and Returns....................20
        2.13   Claims and Legal Proceedings...................................21
        2.14   Labor and Employment Matters...................................21
        2.15.  Employee Benefit Plans.........................................21
               2.15.1   Employee Benefit Plan Listing.........................22
               2.15.2   Documents Provided....................................22
               2.15.3   Compliance............................................23
               2.15.4   Qualified Plans.......................................23
               2.15.5   Contributions.........................................24
               2.15.6   Pension Plans.........................................24
               2.15.7   Related Employers.....................................24
               2.15.8   Post-Employment Benefits..............................24
               2.15.9   Suits, Claims and Investigations......................25
               2.15.10  Nondeductible Payments................................25


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               2.15.11  Effect of Transaction.................................25
        2.16   Personnel......................................................25
        2.17   Intellectual Property..........................................26
               2.17.1   General...............................................26
               2.17.2   Company Technology....................................26
               2.17.3   Third Party Technology................................26
               2.17.4   Trademarks............................................27
               2.17.5   Intellectual Property Rights..........................27
               2.17.6   Maintenance of Rights.................................28
               2.17.7   Third Party Claims....................................28
               2.17.8   Infringement by the Company...........................28
               2.17.9   Confidentiality.......................................29
               2.17.10  Warranty Against Defects..............................29
               2.17.11  Domain Names..........................................29
               2.17.12  Year 2000.............................................29
               2.17.13  Indemnification.......................................30
               2.17.14  Restrictions on Intellectual Property.................30
        2.18   Accounts Receivable............................................30
        2.19   Corporate Books and Records....................................30
        2.20   Licenses, Permits, Authorizations, etc.........................31
        2.21   Compliance With Laws...........................................31
        2.22   Insurance......................................................31
        2.23   Brokers or Finders.............................................32
        2.24   Absence of Questionable Payments...............................32
        2.25   Bank Accounts..................................................32
        2.26   Insider Interests..............................................32
        2.27   Compliance With Environmental Laws.............................33
        2.28   Information Supplied by the Company............................34
        2.29   Full Disclosure................................................34
        2.30   Hart-Scott-Rodino Act..........................................35
        2.31   Government Contracts...........................................35

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BSQUARE AND MERGER SUB........35
        3.1    Organization...................................................35
        3.2    Enforceability.................................................36
        3.3    Securities.....................................................36
        3.4    No Approvals or Notices Required; No Conflicts With
               Instruments....................................................36
        3.5    Capitalization.................................................37
        3.6    SEC Documents..................................................37
        3.7    Absence of Certain Changes.....................................38
        3.8    Information Supplied by BSQUARE................................38
        3.9    Full Disclosure................................................38
        3.10   Brokers or Finders.............................................38
        3.11   Claims and Legal Proceedings...................................38

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ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF BSQUARE AND MERGER SUB....39
        4.1    Accuracy of Representations and Warranties.....................39
        4.2    Performance of Agreements......................................39
        4.3    Opinion of Counsel for the Company.............................39
        4.4    Compliance Certificate.........................................39
        4.5    Company Material Adverse Effect................................39
        4.6    Approvals and Consents.........................................40
        4.7    Proceedings and Documents; Secretary's Certificate.............40
        4.8    Shareholder Approval...........................................40
        4.9    Legal Proceedings..............................................40
        4.10   Escrow Agreement...............................................40
        4.11   Employment and Noncompetition Agreements.......................40
        4.12   Affiliate Letters..............................................41
        4.13   Termination of Certain Agreements..............................41
        4.14   Exercise or Conversion of Convertible Securities...............41
        4.15   No Dissenter Rights Exercised Greater Than 5% of Stock.........41
        4.16   Transmittal Letters............................................41
        4.17   Consents to Merger.............................................42
        4.18   Company Restricted Stock Consent...............................42
        4.19   Financial Statements...........................................42
        4.20   Tax Matter.....................................................42

ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY................42
        5.1    Accuracy of Representations and Warranties.....................42
        5.2    Performance of Agreements......................................43
        5.3    Opinion of Counsel.............................................43
        5.4    Compliance Certificate.........................................43
        5.5    Legal Proceedings..............................................43
        5.6    BSQUARE Material Adverse Effect................................43
        5.7    Approvals and Consents.........................................43
        5.8    Escrow Agreement...............................................44
        5.9    Employment and Noncompetition Agreements.......................44
        5.10   Tax Matter.....................................................44

ARTICLE VI - COVENANTS........................................................44
        6.1    Conduct of Business by the Company Pending the Merger..........44
        6.2    Access to Information; Confidentiality.........................46
        6.3    No Alternative Transactions....................................46
        6.4    Notification of Certain Matters................................47
        6.5    Further Action; Commercially Reasonable Efforts................47
        6.6    Proxy Statement................................................47
        6.7    Shareholder Approval...........................................48
        6.8    BSQUARE Common Stock...........................................48
        6.9    Securities Act Compliance......................................48
        6.10   Dissenting Shares..............................................49


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        6.11   Publicity......................................................49
        6.12   Voting Agreement...............................................49
        6.13   Option Shares; Registration....................................49
        6.14   Delivery of Prospectus Materials to Shareholders...............49
        6.15   Termination of 401(k) Plan.....................................49
        6.16   Employee Matter................................................50

ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER...............................50
        7.1    Termination....................................................50
        7.2    Effect of Termination..........................................50
        7.3    Amendment......................................................52
        7.4    Waiver.........................................................52

ARTICLE VIII - SURVIVAL AND INDEMNIFICATION...................................52
        8.1    Survival.......................................................52
        8.2    Indemnification by the Holders of Company Capital Stock........52
        8.3    Limitations....................................................53
        8.4    Procedure for Indemnification..................................53
        8.5    Remedies; Specific Performance.................................56

ARTICLE IX - GENERAL..........................................................56
        9.1    Tax Matters....................................................56
        9.2    Expenses.......................................................56
        9.3    Notices........................................................57
        9.4    Severability...................................................58
        9.5    Entire Agreement...............................................58
        9.6    Assignment.....................................................58
        9.7    Parties in Interest............................................58
        9.8    Governing Law; Jurisdiction; Venue.............................58
        9.9    Counterparts...................................................58
        9.10   Waiver of Jury Trial...........................................59

        EXHIBITS
        --------
        1.3      -  Agreement of Merger
        1.7.1    -  Form of Escrow Agreement
        1.7.2    -  Form of Letter of Transmittal
        2        -  Company Disclosure Memorandum
        2.17.14  -  Form of Confidentiality and Invention Assignment Agreement
        4.3      -  Opinion of Counsel for the Company
        4.8      -  Form of Real Property Tax Act Affidavit
        4.11.1A  -  Form of Key Employee Employment Agreement
        4.11.1B  -  Form of Key Employee Confidentiality, Noncompetition and
                    Inventions Assignment Agreement
        4.11.2A  -  Form of Mr. Moroyan Employment Severance and Consulting
                    Agreement
        4.11.2B  -  Form of Mr. Moroyan Confidentiality, Noncompetition and
                    Inventions Assignment Agreement

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        4.12     -  Form of Affiliate Letter
        4.18     -  Form of Stock Restriction Agreement
        5.3      -  Opinion of Counsel
        6.12     -  Form of Voting Agreement



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                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger (this "Agreement") is made and entered into as of May 10, 2000, by and among BSQUARE Corporation, a Washington corporation ("BSQUARE"), Mainbrace Acquisition, Inc., a Washington corporation and wholly owned subsidiary of BSQUARE ("Merger Sub") and Mainbrace Corporation, a California corporation (the "Company").

                                    RECITALS

     A. The Company, BSQUARE, and Merger Sub believe it advisable and in their respective best interests to effect a merger of the Company and Merger Sub pursuant to this Agreement (the "Merger").

     B. The Board of Directors and the shareholders of the Company have approved this Agreement and the Merger as required by applicable law.

     C. The Boards of Directors of BSQUARE and Merger Sub and the sole shareholder of Merger Sub have approved this Agreement and the Merger as required by applicable law.

     D. It is intended that the Merger will qualify as a reorganization under
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and as a purchase transaction for accounting purposes.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of these premises and of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows: ARTICLE I - THE MERGER

1.1  THE MERGER

     Upon the terms and subject to the conditions hereof, (a) at the Effective Time (as defined in Section 1.3) the separate existence of the Company shall cease and the Company shall be merged with and into Merger Sub (Merger Sub as the surviving corporation after the Merger is sometimes referred to herein as the "Surviving Corporation") and (b) from and after the Effective Time, the Merger shall have all the effects of a merger under the laws of the State of Washington, the State of California and other applicable law.


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1.2  THE CLOSING

     Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place on the earliest practicable business day (the "Closing Date") after the satisfaction or waiver of the conditions set forth in Articles IV and V at 10 a.m. local time at the offices of Perkins Coie LLP, 1201 Third Avenue, 48th Floor, Seattle, Washington, or such other date, time or location as BSQUARE and the Company shall agree.

1.3  EFFECTIVE DATE AND TIME

     On the Closing Date and subject to the terms and conditions hereof, the parties hereto shall cause the appropriate certificates (the "Agreement of Merger") in the form attached as Exhibit 1.3 complying with the applicable provisions of the Washington Business Corporation Act ("Washington Law") and the California Corporations Code ("California Law") to be properly executed and filed with the Secretary of State of the State of Washington (the "Washington Secretary of State") and the Secretary of State of the State of California (the "California Secretary of State"). The Merger shall become effective on the date (the "Effective Date") and at the time (the "Effective Time") of filing of the Agreement of Merger or at such other time as may be specified in the Agreement of Merger as filed. If the Washington or California Secretaries of State require any changes in the Agreement of Merger as a condition to filing or to issuing its certificate to the effect that the Merger is effective, BSQUARE, Merger Sub and the Company will execute any necessary revisions incorporating such changes, provided such changes are not inconsistent with and do not result in any material change in the terms of this Agreement.

1.4  ARTICLES OF INCORPORATION OF THE SURVIVING CORPORATION

     At the Effective Time, the Articles of Incorporation of Merger Sub as in effect immediately prior to the Effective Time shall become the Articles of Incorporation of the Surviving Corporation; provided, however, that Article I thereof shall be amended to read as follows: "The name of this corporation is BSQUARE Silicon Valley Corporation." Thereafter, the Articles of Incorporation of the Surviving Corporation may be amended in accordance with their terms and as provided by law.

1.5  BYLAWS OF THE SURVIVING CORPORATION

     At the Effective Time, the Bylaws of Merger Sub as in effect immediately prior to the Effective Time shall become the Bylaws of the Surviving Corporation. Thereafter, the Bylaws may be amended or repealed in accordance with their terms and the Articles of Incorporation of the Surviving Corporation and as provided by law.

1.6  DIRECTORS AND OFFICERS

     At the Effective Time, the directors of Merger Sub shall continue in office as the directors of the Surviving Corporation and the officers of Merger Sub shall continue in office


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as the officers of the Surviving Corporation, and such directors and officers shall hold office in accordance with and subject to the Articles of Incorporation and Bylaws of the Surviving Corporation.

1.7  CONVERSION OF SHARES

     1.7.1 EXCHANGE RATIO

           As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

           (a) All shares of any class of capital stock of the Company held by the Company as treasury shares shall be canceled.

           (b) Each issued and outstanding share of Common Stock of the Company (the "Company Common Stock"), including each share of Company Common Stock issued upon conversion of each issued and outstanding share of the Company's Series A Preferred Stock (the "Company Preferred Stock"), other than (i) shares of Company Common Stock that immediately prior to Closing were subject to repurchase by the Company pursuant to the Company's Stock Option Agreements and Restricted Stock Purchase Agreements (the "Company Restricted Stock"), (ii) Dissenting Shares (as defined herein), and (iii) as provided in Section 1.7.1(a), shall be converted into the right to receive from BSQUARE:

                  (1) a number of shares of BSQUARE common stock, par value $0.01 per share ("BSQUARE Common Stock"), determined by dividing (i) the quotient determined by dividing (A) the Total Common Stock Consideration minus the Cash Consideration by (B) the Base Price, by (ii) the Outstanding Common Stock Number, rounded to ten decimal points, and

                  (2) cash, in an amount determined by dividing the Cash Consideration by the Outstanding Common Stock Number, rounded to ten decimal points.

     The "Outstanding Common Stock Number" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including shares of Company Common Stock issued upon conversion of the Company Preferred Stock, other than shares of the Company Restricted Stock.

     The "Exchange Ratio" shall mean the quotient determined by dividing (i) 24,900,000 by (ii) the Fully Diluted Common Stock Number.

     "Base Price" equals $17.625.

     The "Total Common Stock Consideration" shall mean the product of the Outstanding Common Stock Number times the Exchange Ratio.

     "Cash Consideration" is ten million eight hundred thousand dollars ($10,800,000).


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     The "Fully Diluted Common Stock Number" shall mean the total number of shares of Company Common Stock outstanding immediately prior to the Effective Time on a fully diluted basis, including (x) the exercise of all outstanding rights, warrants or options, vested or unvested, to acquire Company Common Stock, regardless of restrictions on exercise or conversion and (y) the conversion of all outstanding securities (including, without limitation, the Company Preferred Stock) and notes convertible at any time into Company Common Stock (such rights, warrants, notes, options and convertible securities referenced in clauses (x) and (y) being referred to herein as "Stock Purchase Rights") but excluding any options granted after the date of this Agreement and approved by BSQUARE.

     The shares of BSQUARE Common Stock so issued and the Cash Consideration shall be referred to herein as the "Merger Consideration." The Company Common Stock, together with the Company Preferred Stock, shall be referred to herein as the "Company Capital Stock."

             (c) Notwithstanding the foregoing, a portion of the Cash Consideration equal to two million four hundred ninety thousand dollars ($2,490,000) (the "Escrow Amount") shall be deposited in escrow with ChaseMellon Shareholder Services, LLC (the "Escrow Agent"), to be held and administered in accordance with an escrow agreement in substantially in the form of Exhibit
1.7.1 (the "Escrow Agreement"), such Escrow Amount to be withheld and deducted, pro rata, from the Cash Consideration otherwise payable at the Effective Time. The Escrow Amount shall be free of any other escrow or pledge obligation. By approving the Merger at a special meeting of the shareholders or by written consent or by delivering their certificates representing shares of Company Capital Stock to the Escrow Agent in accordance with the provisions of Section 1.7.2, the shareholders shall agree to be bound with respect to the indemnification obligations of the shareholders and the procedures set forth in
Article VIII. The Escrow Amount shall be available to satisfy any indemnification obligations pursuant to Article VIII and any obligation of this
Section 1.7.1(c).

             Notwithstanding the foregoing, a portion of the Cash Consideration equal to two million dollars ($2,000,000) (the "Holdback Amount") shall be retained by BSQUARE. The Holdback Amount shall be released upon the signing of a definitive agreement with one or more customers other than Microsoft Corporation to license "e-book technology" to such customers for an aggregate license fee of at least one million dollars ($1,000,000) invoiceable by the Company by March 31, 2001 on commercially reasonable terms which do not conflict with other Company agreements and which preserve the Company's interests in the e-book technology. If such agreement(s) have not been signed within 180 days of the date of this Agreement, then (i) the Holdback Amount shall be forfeited and retained by BSQUARE, (ii) a portion of the Escrow Amount equal to one million dollars ($1,000,000) shall be released from the escrow and paid to BSQUARE and
(iii) the Merger Consideration shall be deemed to have been reduced by the same amounts.

             The "e-book technology" shall mean the existing technology listed on Exhibit "A" of the draft of the Microsoft Corporation Electronic Book Strategic Alliance Agreement which has been provided to BSQUARE.


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          (d) Each issued and outstanding share of capital stock of Merger Sub shall continue to remain outstanding as a share of capital stock of the Surviving Corporation.

          (e) Each outstanding option to purchase shares of Company Common Stock issued pursuant to the Company's 1998 Stock Option Plan (the "Company Option Plan"), whether or not vested or exercisable (the "Options"), shall be assumed by BSQUARE and shall constitute an option to acquire BSQUARE Common Stock under the Company 1998 Stock Option Plan, on the same vesting terms, and on substantially the same other terms and conditions as were applicable under such assumed Option, in an amount equal to the product of the (i) quotient determined by dividing (A) the Total Option Consideration divided by the Base Price by (B) the Option Share Number (the "Option Exchange Ratio") multiplied by (ii) the number of shares of Company Common Stock subject to such Option, at a price per share (rounded to the nearest $0.001) equal to the aggregate exercise price for the shares of Company Common Stock subject to such Option divided by the Option Exchange Ratio; provided, however, that (i) subject to the provisions of clause
(ii) below, the number of shares of BSQUARE Common Stock that may be purchased upon exercise of such Option shall not include any fractional shares, and, at the time of assumption of such Option, BSQUARE shall pay to the holder thereof as soon as practicable an amount of cash equal to such fraction multiplied by the average of the high and low selling price of BSQUARE Common Stock on the date the Company Option Plan is assumed, and (ii) in the case of any Option to which Section 421 of the Code applies by reason of its qualification under
Section 422 of the Code, the Option price, the number of shares purchasable pursuant to such Option and the terms and conditions of exercise of such Option shall be determined in order to comply with Section 424 of the Code. BSQUARE shall assume the obligations of the Company under the Company Option Plan and shall comply with the terms of such plan as they apply to the Options assumed as set forth above. Notwithstanding anything herein to the contrary, all Options, whether or not vested, held by persons that are not employees of the Company shall be cancelled immediately prior to the Closing.

          The "Total Option Consideration" shall mean the product of the Option Share Number times the Exchange Ratio. The "Option Share Number" shall mean the total number of shares of Company Common Stock subject to the Options.

          (f) Immediately prior to the Effective Time, pursuant to Stock Restriction Agreements (as defined herein) each share of Company Restricted Stock shall be exchanged for the number of shares of BSQUARE Common Stock determined by dividing (i) the quotient determined by (A) the Total Restricted Stock Consideration divided by (B) the Base Price, by (ii) the total number of shares of Company Restricted Stock. The "Total Restricted Stock Consideration" shall mean the product of the total number of shares of Company Restricted Stock times the Exchange Ratio. The shares of BSQUARE Common Stock issued in exchange for the shares of Company Common Stock shall be subject to repurchase pursuant to the Stock Restriction Agreements.

          (g) Holders of shares of Company Capital Stock who have complied with all the requirements for perfecting dissenters' rights, as required under California Law, shall be

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entitled to their rights under California Law with respect to such shares (the
"Dissenting Shares"). Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the Merger Consideration to which such holder is then entitled under this Agreement and California Law, without interest thereon and upon surrender of the certificate representing such shares. Notwithstanding any provision of this Agreement to the contrary, any Dissenting Shares held by a shareholder who has perfected dissenter's rights for such shares in accordance with California Law shall not be converted into the right to receive Merger Consideration pursuant to this Section 1.7.1(g).

          (h) If, prior to the Effective Time, BSQUARE recapitalizes through a split-up of its outstanding shares of capital stock into a greater number, or a combination of its outstanding shares of capital stock into a lesser number, reorganizes, reclassifies or otherwise changes its outstanding shares of capital stock into the same or a different number of shares of other classes of capital stock, or declares a dividend on its outstanding shares of capital stock payable in shares or securities convertible into shares, the number of shares of BSQUARE Common Stock into which the shares of Company Capital Stock are to be converted or exchanged, and the number of shares of BSQUARE Common Stock issuable upon the exercise of each assumed Option, will be adjusted appropriately so as to maintain the proportionate interests of the holders of the Company Capital Stock and Options and the holders of shares of capital stock of BSQUARE.

     1.7.2 EXCHANGE OF CERTIFICATE FOR MERGER CONSIDERATION

     ChaseMellon Shareholder Services, LLC (the "Exchange Agent"), as exchange agent, shall mail prior to the Closing Date to each holder of record as of the date twenty (20) business days prior to the Closing Date of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Capital Stock (other than Company Restricted Stock) (and as soon as practicable to shareholders that become holders of Company Capital Stock subsequent to such date), other than shares to be cancelled in accordance with Section 1.7.1(a), (i) a letter of transmittal (the "Letter of Transmittal") in substantially the form set forth at Exhibit 1.7.2 and (ii) instructions for effecting the surrender of the certificates in exchange for the Merger Consideration. Upon surrender of a certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by BSQUARE, together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such certificate shall be entitled to receive in exchange therefor, by the later of (a) three (3) business days following the Effective Time and (b) three (3) business days following the surrender of such certificate, (X) a certificate representing that number of whole shares of BSQUARE Common Stock which such holder has the right to receive pursuant to the provisions of Section 1.7.1, and the certificate so surrendered shall forthwith be cancelled; and (Y) a check representing the amount of Cash Consideration which such shareholder has the

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
right to receive pursuant to the provisions of Section 1.7.1. In the event that any certificates representing shares of Company Capital Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the shareholder claiming such certificate to be lost, stolen or destroyed, BSQUARE shall issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration that such shareholder is entitled to receive pursuant to
Section 1.7.1; provided, however, that BSQUARE may in its discretion and as a condition precedent to the issuance thereof, require such shareholder to provide BSQUARE with an indemnity agreement against any claim that may be made against BSQUARE with respect to the certificate alleged to have been lost, stolen or destroyed. The shares of BSQUARE Common Stock that each shareholder of the Company shall be entitled to receive pursuant to the Merger shall be deemed to have been issued at the Effective Time. No interest shall accrue on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the certificate or certificates representing shares of Company Capital Stock surrendered in exchange therefor is registered, it shall be a condition to such exchange that the person requesting such exchange shall pay to BSQUARE any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate or certificates so surrendered, or shall establish to the satisfaction of BSQUARE that such tax has been paid or is not applicable. Notwithstanding anything to the contrary, neither BSQUARE nor any other party hereto shall be liable to a holder of shares of Company Capital Stock for any Merger Consideration delivered to a public official pursuant to applicable law, including abandoned property, escheat and similar laws.

     1.7.3 NO FRACTIONAL SHARES

     No certificates or scrip representing fractional shares of BSQUARE Common Stock shall be issued by virtue of the Merger, and no dividend, stock split or other distribution with respect to BSQUARE Common Stock shall relate to any such fractional interest, and any such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder. In lieu thereof, BSQUARE shall pay to the holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of BSQUARE Common Stock, as soon as practicable after the Effective Date (and in the same timely manner required for delivery of certificates of BSQUARE Common Stock provided in Section 1.7.2), an amount in cash equal to such fraction multiplied by the Base Price.

     1.7.4 NO FURTHER TRANSFERS

     After the Effective Time, there shall be no transfers of any shares of Company Capital Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, certificates formerly representing shares of Company Capital Stock are presented to the Surviving Corporation, they shall be forwarded to BSQUARE and shall be canceled and exchanged in accordance with this
Section 1.7, subject to applicable law in the case of Dissenting Shares.


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1.8  SHAREHOLDER REPRESENTATIVE

     By approving the Merger at a special meeting of shareholders of the Company or by written consent of the shareholders, each shareholder of the Company shall have irrevocably authorized and appointed Andrew Moroyan (the "Shareholder Representative"), with full power of substitution and resubstitution, as his, her or its representative and true and lawful attorney-in-fact and agent to act in his, her or its name, place and stead and to execute in the name and on behalf of such shareholder the Escrow Agreement and any other agreement, certificate, instrument or document to be delivered by the shareholders in connection with the Escrow Agreement.

1.9  AMENDMENT TO PROVIDE FOR ALTERNATIVE MERGER STRUCTURES

     If at any time prior to the Closing Date, BSQUARE elects to have the Company be the Surviving Corporation or elects to have the Company merge directly into BSQUARE or a different subsidiary of BSQUARE merge with and into the Company in a forward or reverse triangular merger, the parties shall promptly enter into an amendment to this Agreement to so provide, so long as such action does not result in a breach of a representation or warranty set forth in Article II, or the inability to satisfy any of the conditions set forth in Articles IV and V hereof, or create adverse tax consequences for the shareholders of the Company.

           ARTICLE II - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as is otherwise set forth with appropriate Section references in the Company Disclosure Memorandum attached as Exhibit 2 (the "Company Disclosure Memorandum"), and in order to induce BSQUARE and Merger Sub to enter into and perform this Agreement and the Escrow Agreement and the other agreements and certificates that are required to be executed pursuant to this Agreement (collectively, the "Operative Documents"), the Company represents and warrants to BSQUARE and Merger Sub as of the date of this Agreement and as of the Closing as follows in this Article II.

2.1  ORGANIZATION

     The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has all requisite corporate power and authority to own, operate and lease its properties and assets, to carry on its business as now conducted and as currently proposed to be conducted, and to enter into and perform its obligations under this Agreement and the other Operative Documents to which the Company is a party, and to consummate the transactions contemplated hereby and thereby. The Company is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of the Company's properties occupied, owned or held under lease or the nature of the business conducted by the Company makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. For purposes of this

Agreement, the term "Company Material Adverse Effect" shall mean any adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of the Company.

2.2  ENFORCEABILITY

     The Company has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and each of the other Operative Documents to which it is a party and each of the certificates, instruments and documents executed or delivered by it pursuant to the terms of this Agreement. All corporate action on the part of the Company and its officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other Operative Documents to which the Company is a party, the consummation of the Merger, and the performance of all the Company's obligations under this Agreement and the other Operative Documents to which the Company is a party has been taken or will be taken as of or prior to the Effective Time. All such corporate action by the Board of Directors has been taken. This Agreement has been, and each of the other Operative Documents to which the Company is a party at the Closing will have been, duly executed and delivered by the Company, and this Agreement is, and each of the other Operative Documents to which the Company is a party will be at the Closing, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

2.3  CAPITALIZATION

     (a) The authorized capital stock of the Company consists of 30,000,000 shares of Company Common Stock and 952,380 shares of preferred stock, without par value, of which 952,380 shares are designated as Company Series A Preferred Stock.

     (b) As of the date of this Agreement, the issued and outstanding capital stock of the Company consists solely of 15,018,144 shares of Company Common Stock and 952,380 shares of Company Series A Preferred Stock, such number which are and as of the Closing will be held of record and, to the knowledge of the Company, beneficially by the shareholders of the Company as set forth on
Schedule 2.3(b) to the Company Disclosure Memorandum. Schedule 2.3(b) to the Company Disclosure Memorandum also separately indicates the number of shares of Company Common Stock into which the outstanding Company Series A Preferred Stock is convertible. Such outstanding shares are, and immediately prior to the Closing will be (and immediately prior to the Closing all shares of Company Common Stock issued upon the conversion of outstanding Company Series A Preferred Stock will be), duly authorized and validly issued, fully paid and nonassessable, and issued in compliance with all applicable federal and state securities laws. To the knowledge of the Company, no Person (as defined in Section 2.5) other than the shareholders of the

Company holds any interest in any of the outstanding shares. True and correct copies of the stock records of the Company, showing all issuances and transfers of shares of capital stock of the Company since inception, have been provided to BSQUARE or its counsel.

     (c) As of the date of this Agreement, other than Options to purchase up to 2,490,000 shares of Company Common Stock that have been granted under the Company Option Plan, there are no outstanding rights of first refusal or offer, preemptive rights, options, warrants, conversion rights or other agreements or Stock Purchase Rights, either directly or indirectly, for the purchase or acquisition from the Company or any shareholder of any shares of Company Capital Stock or any securities convertible into or exchangeable for shares of Company Capital Stock. Set forth on Schedule 2.3(c) to the Company Disclosure Memorandum is a spreadsheet accurately reflecting the number of such Optionsand Stock Purchase Rights outstanding, the grant or issue dates, vesting schedules and exercise or conversion prices thereof and, in each case, the identities of the holders and an indication of their relationships to the Company (if any exist other than a security holder). The Company has delivered to BSQUARE true and correct copies of the Company Option Plan and the form of stock option agreements relating to Options granted thereunder and all Stock Purchase Right agreements and documentation. Schedule 2.3(c) to the Company Disclosure Memorandum also identifies all Options or other Stock Purchase Rights that have been offered in connection with any employee or potential employee or consulting agreement and or still pending but that, as of the date hereof, have not been issued or granted.

     (d) The Company is not a party or subject to any agreement or understanding and, to the knowledge of the Company (other than voting agreements entered into in connection with this Agreement), there is no agreement or understanding between any Persons that affects or relates to the voting or giving of written consents with respect to any securities of the Company or the voting by any director of the Company. No shareholder or any affiliate thereof is indebted to the Company, and the Company is not indebted to any shareholder of the Company or any affiliate thereof. The Company is not under any contractual or other obligation to register any of its presently outstanding securities or any of its securities that may hereafter be issued.

     (e) All rights of refusal, co-sale rights and registration rights granted by the Company with respect to the Company Capital Stockare described on
Schedule 2.3(e) to the Company Disclosure Memorandum.

     (f) All Options have been granted or issued at fair market value, as determined by the Company's Board of Directors at the date of grant or issuance.

2.4  SUBSIDIARIES AND AFFILIATES

     The Company does not own or control, and has not in the past owned or controlled, directly or indirectly, any corporation, partnership, limited liability company or other business entity. The Company does not own, directly or indirectly, any ownership, equity, or voting interest in, any corporation, partnership, joint venture or other entity, and has no agreement or commitment to purchase any such interest.

2.5  NO APPROVALS; NO CONFLICTS

     The execution, delivery and performance by the Company of this Agreement and the other Operative Documents to which the Company is a party, the effectiveness of the Merger and the performance by the Company of its obligations pursuant to this Agreement and the other Operative Documents to which it is a party, will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law or any judgment, decree, order, regulation or rule of any court or other governmental authority applicable to the Company, (b) require any consent, approval or authorization of, or declaration, filing or registration with, any person, corporation, partnership, joint venture, association, organization, other entity or governmental or regulatory authority (a "Person"), except for (i) compliance with applicable securities laws, (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary of State and California Secretary of State, and (iii) the approval by the shareholders of the transactions contemplated hereby, as provided under California Law and the Articles of Incorporation and Bylaws of the Company, (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any material agreement, lease, note or other restriction, encumbrance, obligation or liability to which the Company is a party or by which it is bound or to which any assets of the Company are subject, (d) result in the creation of any Encumbrance (as defined in Section 2.9(d)) upon any material assets of the Company or, to the knowledge of the Company, upon any outstanding shares or other securities of the Company, (e) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of the Company, or (f) invalidate or adversely affect any permit, license or authorization currently material to the conduct of the business of the Company.

2.6  FINANCIAL STATEMENTS

     The Company has delivered to BSQUARE (a) audited balance sheets and statements of operations, shareholders' equity and cash flows of the Company at and for the fiscal years ended December 31, 1997 and 1998, and accompanying notes, audited by Ernst & Young LLP, independent auditors and certified public accountants, and (b) unaudited balance sheets as of December 31, 1999 and March 31, 2000 and unaudited statements of operations, shareholders' equity and cash flows of the Company for the twelve (12) and three (3) months then ended, respectively. All the foregoing financial statements are herein referred to as the "Financial Statements." The balance sheet of the Company as of December 31, 1999 is herein referred to as the "Company Balance Sheet." The Financial Statements have been prepared in conformity with generally accepted accounting principles in the United States ("GAAP") (except for the absence of footnotes in the unaudited financial statements) on a basis consistent with prior accounting periods and fairly present the financial position, results of operations and changes in financial position of the Company as of the dates and for the periods indicated. The Company has no liabilities or obligations of any nature (absolute, contingent or otherwise) that are not fully reflected or reserved against in the Company Balance Sheet and that would be required under GAAP or the Financial Accounting Standards Board to be reflected or reserved, except liabilities or obligations incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice. The Company maintains and will continue to maintain standard systems of accounting established and administered in accordance with GAAP. The Company is not a guarantor, indemnitor, surety or other obligor of any indebtedness of any other Person. Disclosure Schedule 2.6 sets forth all promissory notes, loans, lines of credits or similar obligations in excess of one thousand dollars ($1,000) per month, pursuant to which the Company is an obligor, together with all the amounts owed by the Company under such obligations, as of the Closing, and all liabilities under equipment leases of the company (the "Operating Lease Liabilities") as of December 31, 1999. The Company's practices with respect to capitalizing software development costs, as reflected in the Financial Statements, are reasonable, in accordance with industry standards and consistent with the advice of the Company's independent accountants.

2.7  ABSENCE OF CERTAIN CHANGES OR EVENTS

     Except for transactions specifically contemplated in this Agreement, since the date of the Company Balance Sheet, neither the Company nor any of its officers or directors in their representative capacities on behalf of the Company have:

             (a) received oral or written notice that there has been, will be or may be a loss of, or contract cancellation by, any current customer, supplier or licenser of the Company, which loss or cancellation would result in lost annual revenues to the Company of at least $25,000;

             (b) taken any action or entered into or agreed to enter into any transaction, agreement or commitment other than in the ordinary course of business;

             (c) forgiven or canceled any indebtedness or waived any claims or rights of material value (including, without limitation, any indebtedness owing by any shareholder, officer, director, employee or affiliate of the Company);

             (d) granted, other than in the ordinary course of business and consistent with past practice, any increase in the compensation of directors, officers, employees or consultants (including any such increase pursuant to any employment agreement or bonus, pension, profit-sharing, lease payment or other plan or commitment, which is disclosed on Schedule 2.7(d)) to the Company Disclosure Memorandum;

             (e) borrowed or agreed to borrow any funds, assumed or become subject to, whether directly or by way of guarantee or otherwise, any liabilities or obligations (absolute, accrued or contingent), or incurred any liabilities or obligations (absolute, accrued or contingent) except liabilities and obligations incurred in the ordinary course of business and consistent with past practice not to exceed $25,000 individually, or increased, or experienced any change in any assumptions underlying or methods of calculating, any bad debt, contingency or other reserves;

             (f) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued or contingent) other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of claims, liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the date of the Balance Sheet, or prepaid any obligation having a fixed maturity of more than ninety (90) days from the date such obligation was issued or incurred;

             (g) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any mortgage, pledge, lien, security interest, encumbrance, institutional control, restriction or charge, except (i) conditional sales or similar security interests granted in connection with the purchase of equipment or supplies in the ordinary course of business, (ii) assessments for current taxes not yet due and payable, (iii) landlord's liens for rental payments not yet due and payable, and (iv) mechanics', materialmen's, carriers' and other similar statutory liens securing indebtedness that is in the aggregate less than $10,000, was incurred in the ordinary course of business and is not yet due and payable;

             (h) written down the value of any inventory (including write-downs by reason of shrinkage or markdown) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs that are in the aggregate less than $10,000, incurred in the ordinary course of business and consistent with past practice;

             (i) sold, transferred or otherwise disposed of any of its properties or assets (real, personal or mixed, tangible or intangible) with an aggregate net book value in excess of $10,000, except the sale of inventory in the ordinary course of business and consistent with past practice;

             (j) disposed of or permitted to lapse any rights to the use of any trademark, trade name, patent or copyright, or disposed of or disclosed to any Person other than representatives of BSQUARE any trade secret, formula, process or know-how not theretofore a matter of public knowledge;

             (k) made any single capital expenditure or commitment in excess of $10,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures in excess of $30,000 for additions to property, plant, equipment or intangible capital assets;

             (l) made any change in any method of accounting or accounting practice or internal control procedure;

             (m) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock, or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, or otherwise permitted the withdrawal by any of the holders of capital stock of the Company of any cash or other assets (real, personal or mixed, tangible or intangible), in compensation, indebtedness or otherwise, other than payments of compensation in the ordinary course of business and consistent with past practice;

             (n) except for transactions that are not material in the aggregate, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of the Company's officers, directors or employees or any affiliate of the Company's officers, directors or employees, except directors' fees and compensation paid to officers and employees at rates not exceeding the rates of compensation previously disclosed to BSQUARE/;

             (o) entered into or agreed to enter into, or otherwise suffered to be outstanding, any power of attorney of the Company or any obligations or liabilities (absolute, accrued or contingent) of the Company, as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise, in respect of the obligation of any other Person;

             (p) received notice of, or otherwise obtained knowledge of: (i) any claim, action, suit, arbitration, proceeding or investigation involving, pending against or threatened against the Company or any employee of the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person; (ii) any claim, action, suit, arbitration, proceeding, investigation or the application of any fine or penalty adverse to the Company or any officer or director of the Company before or by any Person; or (iii) any outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company or any officer, director or employee of the Company is a party that relate directly to the transactions contemplated herein or that would have any material adverse effect upon the business, assets, operations, prospects or condition (financial or other) of the Company;

             (q) other than in the ordinary course of business, entered into or agreed to any sale, assignment, transfer or license of any patents, trademarks, copyrights, trade secrets or other intangible assets of the Company to a third party or any amendment or change to any existing license or other agreement relating to intellectual property;

             (r) incurred, assumed or guaranteed any indebtedness for borrowed money other than in the ordinary and usual course of business, consistent with past practice, and in amounts and on terms consistent with past practice;

             (s) received notice of, or otherwise obtained knowledge of, any other event or facts that are likely to have a Company Material Adverse Effect; or

             (t) agreed, whether in writing or otherwise, to take any action described in this Section 2.7.

2.8  TAXES

     As used in this Agreement, the following terms shall have the following meanings:

     "Taxes" means (A) all foreign, federal, state, county or local taxes, charges, fees, levies, imposts, duties and other assessments, including, but not limited to, any income, alternative minimum or add-on, estimated, gross income, gross receipts, sales, use, transfer, transactions, intangibles, ad valorem, value-added, franchise, registration, title, license, capital, paid-up capital, profits, withholding, payroll, employment, excise, severance, stamp, occupation, premium, real property, recording, personal property, federal highway use, commercial rent, environmental (including, but not limited to, taxes under Section 59A of the Code) or windfall profit tax, custom, duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest, penalties or additions to tax and (B) any liabilities for payments of amounts described in clause (A) whether as a result of transferee liability, or being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liabilities for the payment of amounts described in clauses (A) or
(B) as a result of any tax sharing, tax indemnity or tax allocations agreement or any other express or implied agreement to indemnify any other person; and "Tax" means any of the foregoing Taxes.

     "Tax Group" means any federal, state, local or foreign consolidated, affiliated, combined, unitary or other similar group of which the Company is now or was formerly a member.

     "Tax Returns" means any return, declaration, report, claim or refund, information return, statement or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     (a) (i) All Tax Returns (as defined above) required to be filed by or on behalf of the Company have been filed on a timely basis with the appropriate governmental authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete in all respects; (ii) all Taxes (as defined above) of the Company (whether or not reflected on any Tax Return) have been fully and timely paid; (iii) no waivers of statutes of limitation have been given or requested with respect to the Company in connection with any Tax Returns covering the Company with respect to any Taxes payable by it; (iv) no taxing authority in a jurisdiction where the Company does not file Tax Returns has made a claim, assertion or threat to the Company that the Company is or may be subject to taxation by such jurisdiction;
(v) the Company has duly and timely withheld from employee salaries, wages and other compensation and paid over to the appropriate governmental authority all amounts required to be so withheld and paid over for all periods under all applicable laws; and no amounts have been or would be required to be withheld with respect to the lapse of restrictions on Company Capital Stock; (vi) there are no liens with respect to Taxes on any of the Company's property or assets other than liens for current Taxes not yet payable; (vii) there are no Tax rulings, requests for rulings, or closing agreements relating to the Company that could affect the liability for Taxes or the amount of taxable income of the Company for any period (or portion of a period) after the date hereof; and (viii) any adjustment of Taxes of the Company made by the IRS in any examination that is required to be reported to the appropriate state, local or foreign taxing authorities has been reported, and any additional Taxes due with respect thereto have been paid.

     (b) Neither the Company nor any other Person on behalf of the Company (i) has filed a consent pursuant to Section 341(f) of the Code or agreed to have
Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as such term is defined in Section 341(f)(4) of the Code) owned by the Company;
(ii) has executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; or (iii) has agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign law by reason of a change in accounting method initiated by the Company or has notice that a governmental authority has proposed any such adjustment or change in accounting method; or (iv) has made a consent dividend election under Section 565 of the Code.

     (c) There is no dispute or claim concerning any Tax liability of the Company claimed or raised by any authority. Schedule 2.8 to the Company Disclosure Memorandum lists all Tax Returns filed with respect to the Company for taxable periods ended on or after the Company's inception or the inception of any predecessor that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to BSQUARE correct and complete copies of all Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by the Company since the Company's inception.

     (d) The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G or 404 of the Code (or any similar provision of state, local or foreign law).

     (e) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (f) The Company is not a party to any Tax allocation or sharing agreement. The Company (i) has not been a member of a Tax Group (as defined above) filing a consolidated income Tax Return under Section 1501 of the Code (or any similar provision of state, local or foreign law) and (ii) does not have any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor by contract or otherwise.

     (g) The unpaid Taxes of the Company (i) did not, as of March 31, 2000, exceed the reserve for Tax liability set forth on the face (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) of the Company Balance Sheet (other than any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time and operations in the ordinary course of business through the Closing Date.

     (h) There has been no ownership change, as defined in Section 382(g) of the Code (or any comparable provision of state, local or foreign law), with respect to the Company during or after any taxable period in which the Company incurred a net operating loss.

     (i) To the Company's knowledge, all Options that the Company has treated as incentive stock options under Section 421 of the Code meet the requirements of
Section 422 of the Code.

     (j) The Company does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or conventions between the United States and such foreign country, and the Company was not engaged in a trade or business within, or derived any income from, any foreign country.

     (k) The Company has not been a personal holding company under Section 542 of the Code.

     (l) The Company has never been a party to a distribution to which Section 355(e) of the Code applies.

2.9  PROPERTY

     (a) Schedule 2.9(a) to the Company Disclosure Memorandum contains a complete and accurate list of all real property owned, leased or currently being used by the Company (the "Real Property"). The Company has delivered to BSQUARE or its counsel true and complete copies of all written leases, subleases, rental agreements, contracts of sale, tenancies or licenses relating to the Real Property and written summaries of the terms of any oral leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Real Property is subject.

     (b) Schedule 2.9(b) to the Company Disclosure Memorandum contains a complete and accurate list of each item of personal property having a current value in excess of $5,000 that is owned, leased, rented or used by the Company (the "Personal Property"); provided that such list need not describe the Technology or the IP Rights (as defined in Sections 2.17.2 and 2.17.5, respectively), listed on Schedule 2.17 to the Company Disclosure Memorandum. The Company has delivered to BSQUARE true and complete copies of all leases, subleases, rental agreements, contracts of sale, tenancies or licenses to which the Personal Property is subject.

     (c) The Real Property and the Personal Property include all the properties and assets (whether real, personal or mixed, tangible or intangible) (other than, in the case of the Personal Property, property rights with an individual current value of less than $5,000 and the Technology and IP Rights) reflected in the Company Balance Sheet (except for such properties or assets sold since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice) and all the properties and assets purchased by the Company since the date of the Company Balance Sheet (other than, in the case of the Personal Property, property rights with an individual value of less than $5,000 and the Technology and IP Rights). The Real Property and the Personal Property include all material property used in the business of the Company, other than the Technology and IP Rights. The Company's offices and other structures and its Personal Property are of a quality consistent with industry standards, are in good operating condition and repair, normal wear and tear excepted, are adequate for the uses to which they are being put, and comply in all material respects with applicable safety and other laws and regulations.

     (d) The Company's title to or leasehold interest in each parcel of the Real Property is free and clear of all liens, mortgages, pledges, deeds of trust, security interests, charges, encumbrances and other adverse claims or interests of any kind (each, an "Encumbrance"), except for Encumbrances related to Taxes not yet due and payable. Each lease of any portion of the Real Property is valid, binding and enforceable in accordance with its terms against the parties thereto and, to the Company's knowledge, against any other Person with an interest in such Real Property, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder by the Company or, to the Company's knowledge, by any other party. The Company has not granted any lease, sublease, tenancy or license of, or entered into any rental agreement or contract of sale with respect to, any portion of the Real Property.

     (e) The Personal Property is free and clear of all Encumbrances (except for Encumbrances created by the lessors thereof and except for Encumbrances related to Taxes not yet due and payable by the Company), and, other than leased Personal Property that is so noted on the list supplied pursuant to Section 2.9(b), the Company owns such Personal Property. Each lease, license, rental agreement, contract of sale or other agreement to which the Personal Property is subject is valid, binding and enforceable in accordance with its terms against the parties thereto, the Company has performed in all material respects all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. The Company has not granted any lease, sublease, tenancy or license of any portion of the Personal Property, except in the ordinary course of business.

     (f) The Company's offices, manufacturing and production facilities and other structures and the Company's Personal Property are adequate for the uses to which they are being put and there are no applicable adverse zoning, building or land use codes or rules, ordinances, regulations or other restrictions relating to zoning or land use that currently or, to the knowledge of the Company may prospectively prevent, or cause the imposition of material fines or penalties as the result of, the use of all or any portion of the Real Property for the conduct of the business as presently conducted. The Company has received all necessary approvals with regard to occupancy and maintenance of the Real Property.

2.10 CONTRACTS

     2.10.1 MATERIAL CONTRACTS

     Schedule 2.10.1 to the Company Disclosure Memorandum contains a complete and accurate list (other than the IP Rights listed on Schedule 2.17 to the Company Disclosure Memorandum) of all contracts, agreements and understandings, oral or written, to which the Company is currently a party or by which the Company is currently bound providing for potential payments by or to the Company in excess of $50,000, including, without limitation, security agreements, license agreements, software development agreements, distribution agreements, joint venture agreements, reseller agreements, credit agreements and instruments relating to the borrowing of money. All contracts set forth on Schedule 2.10.1 are valid, binding and enforceable in accordance with their terms against the Company and, to the Company's knowledge, each other party thereto, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities, and are in full force and effect, the Company has performed or is continuing to perform subject to the terms thereof, in all material respects, all obligations imposed on it thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor, to the Company's knowledge, is there any event that with notice or lapse of time, or both, would constitute a default by the Company or, to the Company's knowledge, any other party thereunder. True and complete copies of each such written contract (or written summaries of the terms of any such oral contract) have been delivered to BSQUARE by the Company. The Company has no:

             (a) contracts with the Company's directors, officers, shareholders, employees, agents, consultants, advisors, salespeople, sales representatives, distributors or dealers that cannot be canceled by the Company within thirty
(30) days' notice without liability, penalty or premium, any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings, or any compensation agreement or arrangement affecting or relating to former employees of the Company;

             (b) employment agreement, whether express or implied, or any other agreement for services that contains severance or termination pay liabilities or obligations;

             (c) noncompetition agreement or other arrangement that would prevent the Company from carrying on its business anywhere in the world;

             (d) notice that any party to a contract listed on Schedule 2.10.1 intends to cancel, terminate or refuse to renew such contract (if such contract is renewable);

             (e) material dispute with any of its suppliers, customers, distributors, OEM resellers, licensors or licensees;

             (f) product distribution agreement, development agreement or license agreement as licensor or licensee (except for standard nonexclusive software licenses granted to end-user customers in the ordinary course of business, the form of which has been provided to BSQUARE, or standard licenses purchased by the Company for off-the-shelf software);

             (g) joint venture contract or arrangement or any other agreement that involves a sharing of profits with other persons;

             (h) instrument evidencing indebtedness for borrowed money by way of a direct loan, sale of debt securities, purchase money obligation, conditional sale or guarantee, or otherwise, except for trade indebtedness incurred in the ordinary course of business, and except as disclosed in the Financial Statements; and

             (i) agreements or commitments to provide indemnification.

     2.10.2 REQUIRED CONSENTS

     The execution and delivery of this Agreement and the Operative Documents and the performance of the obligations of the Company hereunder and thereunder will not constitute a default under any Material Contract and do not require the consent of any other party to any Material Contract, except for those consents listed on Schedule 2.10.2 to the Company Disclosure Memorandum.

2.11 CUSTOMERS AND SUPPLIERS

     Schedule 2.11 to the Company Disclosure Memorandum sets forth: (a) a complete and accurate list of the customers of the Company accounting for 2% or more of the Company's revenues during the fiscal year last ended and the period ended March 31, 2000, showing the approximate total revenues from each such customer during the fiscal year last ended and the period ended March 31, 2000, and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company in the fiscal year last ended and the period ended March 31, 2000. The Company has not received any notice from its customers or suppliers that would cause it, in its reasonable judgment, to expect any material modification to its relationship with any customers or suppliers named on such Schedule 2.11.

2.12 ORDERS; COMMITMENTS; WARRANTIES AND RETURNS

     Schedule 2.12 to the Company Disclosure Memorandum contains an accurate summary as of March 31, 2000 of the Company's total backlog (including all accepted and unfulfilled service contracts and research agreements) and the aggregate of all outstanding purchase orders issued by the Company (which aggregates include all material contracts or commitments for the purchase by the Company of materials or other supplies). All such sale and purchase commitments were made in the ordinary course of business. Schedule 2.17 sets forth the Company's warranties currently made with respect to its business, products and services, and current policies with respect to returns of products in the course of the Company's conduct of the business. The Company has not made any express warranties in connection with the sale of its products and services. Claims against the Company for warranty costs (individually or in the aggregate) with respect to products and services during each of the last three fiscal years did not exceed $5,000, and there are no outstanding or threatened claims for any such warranty costs that are likely to exceed $5,000 (individually or in the aggregate). As used above, the term "warranty cost" shall mean costs and expenses associated with correcting, returning or replacing defective or allegedly defective products or services, whether such costs and expenses arise out of claims sounding in warranty, contract, tort or otherwise.

2.13 CLAIMS AND LEGAL PROCEEDINGS

     There are no claims, actions, suits, arbitrations, investigations or proceedings pending or involving or, to the Company's knowledge, threatened against the Company before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person. To the knowledge of the Company's directors and officers, there is no valid basis for any claim, action, suit, arbitration, proceeding or investigation before or by any Person. There are no outstanding or unsatisfied judgments, orders, decrees or stipulations to which the Company is a party.
Schedule 2.13 sets forth a description of any material disputes that have been settled or resolved by litigation or arbitration since the Company's inception.

2.14 LABOR AND EMPLOYMENT MATTERS

     There are no material labor disputes, employee grievances or disciplinary actions pending or, to the Company's knowledge, threatened against or involving the Company or any of its present or former employees. The Company has complied with all provisions of law relating to employment and employment practices, terms and conditions of employment, wages and hours. The Company is not engaged in any unfair labor practice and has no liability for any arrears of wages or Taxes or penalties for failure to comply with any such provisions of law. There is no labor strike, dispute, slowdown or stoppage pending or, to the Company's knowledge, threatened against or affecting the Company, and the Company has not experienced any work stoppage or other labor difficulty since its incorporation. No collective bargaining agreement is binding on the Company. The Company has no knowledge of any organizational efforts presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. Each employee, officer and consultant of the Company has executed a nondisclosure agreement in the form provided to BSQUARE. To the Company's knowledge, no employee (or person performing similar functions) of the Company is in violation of any such agreement or any employment agreement, noncompetition agreement, patent disclosure agreement, invention assignment agreement, proprietary information agreement or other contract or agreement relating to the relationship of such employee with the Company or any other party. All employees of the Company are employed on an "at will" basis, and are eligible to work and are lawfully employed in the United States.

2.15. EMPLOYEE BENEFIT PLANS

     For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "COBRA": The Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "DOL": The United States Department of Labor.

     "Employee Benefit Plan": Any retirement, pension, profit sharing, deferred compensation, stock bonus, savings, bonus, incentive, cafeteria, medical, dental, vision, hospitalization, life insurance, accidental death and dismemberment, medical expense reimbursement, dependent care assistance, tuition reimbursement, disability, sick pay, holiday, vacation, severance, change of control, stock purchase, stock option, stock appreciation rights, fringe benefit or other employee benefit plan, fund, policy, program, contract, agreement, arrangement or payroll practice (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of ERISA) or any employment, consulting or personal services contract, whether written or oral, qualified or nonqualified, or funded or unfunded, (i) sponsored, maintained or contributed to by the Company or to which the Company is a party, (ii) covering or benefiting any current or former officer, employee, agent, director or independent contractor of the Company (or any dependent or beneficiary of any such individual), or (iii) with respect to which the Company has (or could have) any obligation or liability.

     "ERISA": The Employee Retirement Income Security Act of 1974, as amended.

     "HIPAA": The Health Insurance Portability and Accountability Act of 1997, as amended.

     "IRS": The United States Internal Revenue Service.

     2.15.1 EMPLOYEE BENEFIT PLAN LISTING

     Schedule 2.15.1 of the Company Disclosure Memorandum contains a complete and accurate list of all Employee Benefit Plans. The Company does not have any agreement, arrangement, commitment or obligation to create, enter into or contribute to any additional Employee Benefit Plan or to modify any existing Employee Benefit Plan. There has been no amendment, interpretation or other announcement or communication (written or oral) by the

Company or any other Person relating to, or change in participation or coverage under, any Employee Benefit Plan that, either alone or together with other such occurrences or events, could materially increase the expense of maintaining the Employee Benefit Plans above the level of expense incurred with respect thereto for the most recent fiscal year included in the Financial Statements. The terms of each Employee Benefit Plan permit the Company to amend or terminate such Employee Benefit Plan at any time and for any reason without penalty or material liability or material expense.

     2.15.2 DOCUMENTS PROVIDED

     The Company has delivered to BSQUARE true, correct and complete copies (or, in the case of unwritten Employee Benefit Plans, descriptions) of all Employee Benefit Plans (and all amendments thereto), along with, to the extent applicable to the particular Employee Benefit Plan, copies of the following: (i) the last three annual reports (Form 5500 series) filed with respect to such Employee Benefit Plan; (ii) all summary plan descriptions, summaries of material modifications and material employee manuals and communications filed or distributed with respect to such Employee Benefit Plan during the last three years; (iii) all contracts and agreements (and all amendments thereto) relating to such Employee Benefit Plan, including, without limitation, all trust agreements, investment management agreements, group annuity contracts, insurance contracts, bonds, indemnification agreements and service provider agreements;
(iv) the most recent determination letter issued by the IRS with respect to such Employee Benefit Plan; (v) all written communications relating to the amendment, creation or termination of such Employee Benefit Plan, or an increase or decrease in benefits, acceleration of payments or vesting or other events that could result in liability to the Company sent or received during the last three years; (vi) all correspondence to or from any governmental entity or agency relating to such Employee Benefit Plan sent or received during the last three years; (vii) all COBRA and HIPAA forms and form notices currently in use; (viii) all coverage and nondiscrimination tests performed with respect to such Employee Benefit Plan for the last three years; and (ix) the most recent registration statement, annual report (Form 11-K) and prospectus prepared in connection with such Employee Benefit Plan.

     2.15.3 COMPLIANCE

     With respect to each Employee Benefit Plan: (i) such Employee Benefit Plan is, and at all times since inception has been, maintained, administered, operated and funded in all material respects in accordance with its terms and in compliance with all applicable requirements of all applicable laws, statutes, orders, rules and regulations, including, without limitation, ERISA, COBRA, HIPAA and the Code; (ii) the Company, each fiduciary of such Employee Benefit Plan and all other Persons have, at all times, properly performed, in all material respects, all obligations, whether arising by operation of law or by contract, required to be performed by any of them in connection with such Employee Benefit Plan; (iii) neither the Company nor any fiduciary of such Employee Benefit Plan has engaged in any transaction or acted or failed to act in a manner that violates the fiduciary requirements of ERISA or any other applicable law; (iv) no transaction or event has occurred or is threatened or, to the Company's knowledge, about to occur (including, without limitation, any of the transactions contemplated in or by this Agreement) that constitutes or could constitute a "prohibited transaction," as defined in Section 4975 of the Code or Section 406 or 407 of ERISA; and (v) the Company has not incurred, and, to the Company's knowledge there exists no condition or set of circumstances in connection with which the Company, BSQUARE, Merger Sub or any subsidiary or affiliate of BSQUARE or Merger Sub could incur, directly or indirectly, any material liability or material expense (except for routine contributions and benefit payments) under ERISA, the Code or any other applicable law, statute, order, rule or regulation or pursuant to any indemnification or similar agreement with respect to such Employee Benefit Plan.

     2.15.4 QUALIFIED PLANS

     Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is, and at all times since inception has been, so qualified and its related trust is, and at all times since inception has been, exempt from taxation under Section 501(a) of the Code. Each such Employee Benefit Plan either is the subject of an unrevoked favorable determination, opinion, notification or advisory letter from the IRS with respect to such Employee Benefit Plan's qualified status under the Code, or has remaining a period of time under the Code or under applicable Treasury regulations or IRS pronouncements in which to apply to the IRS for such a letter and to make any amendments necessary to obtain such a letter from the IRS. Nothing has occurred since the most recent favorable determination letter issued with respect to each such Employee Benefit Plan (or, if no such letter has been issued with respect to such Employee Benefit Plan, since the inception of such Employee Benefit
Plan), and, to the Company's knowledge, no circumstances exist (nor does the Company reasonably expect any circumstances to occur) that could adversely affect the qualification or exemption of such Employee Benefit Plan or its related trust.

     2.15.5 CONTRIBUTIONS

     All contributions, premiums and other payments due or required to be paid to (or with respect to) each Employee Benefit Plan have been timely paid, or, if not yet due, have been fully reserved for, and specifically identified in, the Company Balance Sheet.

     2.15.6 PENSION PLANS

     The Company does not sponsor, maintain or contribute to, nor has it ever sponsored, maintained or contributed to (or been obligated to contribute to), any multiemployer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA or 414(f) of the Code, any multiple employer plan within the meaning of
Section 4063 or 4064 of ERISA or Section 413(c) of the Code, or any employee benefit plan, fund, program, contract or arrangement that is (or ever was) subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA.

     2.15.7 RELATED EMPLOYERS

     The Company is not, and has never been, a member of (i) a controlled group of corporations, within the meaning of Section 414(b) of the Code, (ii) a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, (iii) an affiliated service group, within the meaning of
Section 414(m) of the Code, or (iv) any other group of Persons treated as a single employer under Section 414(o) of the Code.

     2.15.8 POST-EMPLOYMENT BENEFITS

     Neither the Company nor any Employee Benefit Plan provides or has any obligation to provide (or contribute toward the cost of) post-employment or post-termination benefits of any kind, including, without limitation, death and medical benefits, with respect to any current or former officer, employee, agent, director or independent contractor of the Company, other than (i) continuation coverage mandated by Sections 601 through 608 of ERISA and Section 4980B(f) of the Code (or any similar state law), (ii) retirement benefits under any Employee Benefit Plan that is qualified under Section 401(a) of the Code, and (iii) deferred compensation that is accrued as a current liability on the Company Balance Sheet.

     2.15.9 SUITS, CLAIMS AND INVESTIGATIONS

     There are no actions, suits or claims (other than routine claims for benefits) pending or, to the Company's knowledge, threatened with respect to (or against the assets of) any Employee Benefit Plan, nor, to the Company's knowledge, is there a basis for any such action, suit or claim. No Employee Benefit Plan is currently under investigation, audit or review, directly or indirectly, by the IRS, the DOL or any other governmental entity or agency, and, to the Company's knowledge, no such action is contemplated or under consideration by the IRS, the DOL or any other governmental entity or agency.

     2.15.10 NONDEDUCTIBLE PAYMENTS

     No Employee Benefit Plan, either individual or in combination with any other Employee Benefit Plan, provides for any payment by the Company that would not be deductible under Section 162(a)(1), 162(m) or 404 of the Code or that could constitute an "excess parachute payment" within the meaning of Section 280G of the Code.

     2.15.11 EFFECT OF TRANSACTION

     Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated in (or by) this Agreement (either alone or together with any other transaction or event) will (i) entitle any individual to severance pay, unemployment compensation or any other payment from the Company, BSQUARE, Merger Sub, any subsidiary or affiliate of BSQUARE or Merger Sub or any Employee Benefit Plan, (ii) increase the amount of compensation due to any individual, (iii) result in any benefit or right becoming established or increased, or accelerate the time of payment or vesting of any benefit, under any Employee Benefit Plan, or (iv) require the Company, BSQUARE, Merger Sub or any subsidiary or affiliate of BSQUARE or Merger Sub to transfer or set aside any assets to fund or otherwise provide for any benefits for any individual.

2.16 PERSONNEL

     The Company has provided a complete and accurate list to BSQUARE of: (a) the names and current compensation amounts of all directors and officers of the Company; (b) the wage rates for nonsalaried and nonofficer salaried employees of the Company by classification, and all union contracts (if any); (c) all group insurance programs in effect for employees of the Company; (d) the names and current compensation packages of all independent contractors and consultants of the Company. Schedule 2.16 to the Company Disclosure Memorandum sets forth the family relationships between any employee, officer or director of the Company. The Company is not in default with respect to any of its obligations relating to employee compensation matters or under union contracts (if any) and has no, and will not incur any, material obligation or liability for severance or back pay owed through or by virtue of the Merger.

2.17 INTELLECTUAL PROPERTY

     2.17.1 GENERAL

     The Company owns or is licensed and has all rights in and to the following as required to conduct its business as now conducted and as proposed to be conducted: (a) all products, tools, computer programs, specifications, source code, object code, graphics, devices, techniques, algorithms, methods, processes, procedures, packaging, trade dress, formulae, drawings, designs, improvements, discoveries, concepts, user interfaces, software, "look and feel," development and other tools, content, inventions (whether or not patentable or copyrightable and whether or not reduced to practice), designs, logos, themes, know-how, concepts and other technology that are now, or during the two years prior to the date of this Agreement have been, or currently are proposed to be, developed, produced, used, marketed or sold by the Company (collectively, the "Technology-Related Assets"); and (b) all intellectual property and other proprietary rights in the Technology-Related Assets, including, without limitation, all trade names, trademarks, domain names, service marks, logos, brand names and other identifiers, trade secrets, copyrights and domestic and foreign letters patent, and the registrations, applications, renewals, extensions and continuations (in whole or in part) thereof, all goodwill associated therewith and all rights and causes of action for infringement, misappropriation, misuse, dilution or unfair trade practices associated therewith.

     2.17.2 COMPANY TECHNOLOGY

     Schedule 2.17.2 to the Company Disclosure Memorandum sets forth a list of all products and tools developed, produced, used, marketed or sold by the Company during the two years prior to the date of this Agreement, together with all prior versions, predecessors or precursors to such products or tools (collectively, the "Products"). Except for the Third Party

Technologies (as defined in Section 2.17.3) and subject to licenses granted to customers as set forth on Schedule 2.17.6 of the Company Disclosure Memorandum, the Company owns all right, title and interest in and to the following (collectively, the "Technology"), free and clear of all Encumbrances: (a) the Products, together with any and all codes, techniques, software tools, formats, designs, user interfaces, content and "look and feel" related thereto; (b) any and all updates, enhancements, corrections, modifications, improvements and new releases related to the items set forth in clause (a) above; (c) any and all technology and work in progress related to the items set forth in clauses (a) and (b) above; and (d) all inventions, discoveries, processes, designs, trade secrets, know-how and other confidential or proprietary information related to the items set forth in clauses (a), (b), and (c) above. The Technology, excluding the Third Party Technologies (as defined below), is sometimes referred to herein as the "Company Technology."

     2.17.3 THIRD PARTY TECHNOLOGY

     Schedule 2.17.3 to the Company Disclosure Memorandum sets forth a list of all Technology used in the Company's business for which the Company does not own all right, title and interest (collectively, the "Third Party Technologies"), and all license agreements or other contracts pursuant to which the Company has the right to use (in the manner used by the Company, or intended or necessary for use with the Company Technology) the Third Party Technologies (the "Third Party Licenses"), indicating, with respect to each of the Third Party Technologies listed therein, the owner thereof and the Third Party License applicable thereto. The Company has the lawful right to use (free of any material restriction not expressly set forth in the Third Party Licenses) (a) all Third Party Technology that is incorporated in or used in the development or production of the Company Technology and (b) all other Third Party Technology necessary for the conduct of the Company's business as now conducted and as proposed to be conducted in any written materials furnished by the Company to BSQUARE. All Third Party Licenses are valid, binding and in full force and effect, the Company and, to the Company's knowledge, each other party thereto have performed in all material respects their obligations thereunder, and neither the Company nor, to the Company's knowledge, any other party thereto is in default thereunder, nor to the Company's knowledge has there occurred any event or circumstance that with notice or lapse of time or both would constitute a default or event of default on the part of the Company or, to the Company's knowledge, any other party thereto or give to any other party thereto the right to terminate or modify any Third Party License. The Company has not received notice that any party to any Third Party License intends to cancel, terminate or refuse to renew (if renewable) such Third Party License or to exercise or decline to exercise any option or right thereunder.

     2.17.4 TRADEMARKS

     Schedule 2.17.4 to the Company Disclosure Memorandum sets forth a list of all trademarks, trade names, brand names, service marks, logos or other identifiers for the Products or otherwise used by the Company in its business (the "Marks"). The Company has full legal and beneficial ownership, free and clear of any Encumbrances, of all rights conferred by use of the Marks in connection with the Products or otherwise in the Company's business and, as to those Marks that have been registered in the United States Patent and Trademark Office, by federal registration of the Marks.

     2.17.5 INTELLECTUAL PROPERTY RIGHTS

     Schedule 2.17.5 to the Company Disclosure Memorandum sets forth all patents, patent applications, copyright registrations (and applications therefor) and trademark registrations (and applications therefor) (collectively, the "IP Registrations") associated with the Company Technology and the Marks. The Company owns all right, title and interest, free and clear of any Encumbrances, in and to the IP Registrations, together with any other rights in or to any copyrights (registered or unregistered), rights in the Marks (registered or unregistered), trade secret rights and other intellectual property rights (including, without limitation, rights of enforcement) contained or embodied in the Company Technology and the Marks (collectively, the "IP Rights").

     2.17.6 MAINTENANCE OF RIGHTS

     The Company has not conducted its business, and has not used or enforced (or, to its knowledge, failed to use or enforce) the IP Rights, in a manner that would result in the abandonment, cancellation or unenforceability of any item of the IP Rights or the IP Registrations, and the Company has not taken (or, to its knowledge, failed to take) any action that would result in the forfeiture or relinquishment of any IP Rights or IP Registrations, in each case where such abandonment, cancellation, unenforceability, forfeiture or relinquishment would have a Company Material Adverse Effect. Except as set forth in Schedule 2.17.6, the Company has not granted to any third party any rights or permissions to use any of the Technology or the IP Rights. To the best of the Company's knowledge, except pursuant to reasonably prudent safeguards, (a) no third party has received any confidential information relating to the Technology or the IP Rights and (b) the Company is not under any contractual or other obligation to disclose to any third party any Company Technology.

     2.17.7 THIRD PARTY CLAIMS

     (a) The Company has not received any notice or claim (whether written, oral or otherwise) challenging the Company's ownership or rights in the Company Technology or the IP Rights or claiming that any other person or entity has any legal or beneficial ownership with respect thereto; (b) all the IP Rights are legally valid and enforceable without any material qualification, limitation or restriction on their use, and the Company has not received any notice or claim (whether written, oral or otherwise) challenging the validity or enforceability of any of the IP Rights; and (c) to the Company's knowledge, no other person or entity is infringing or misappropriating any part of the IP Rights or otherwise making any unauthorized use of the Company Technology.

     2.17.8 INFRINGEMENT BY THE COMPANY

     (a) The use of any of the Technology in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; (b) the use of any of the Marks and other IP Rights in the Company's business does not infringe, violate or interfere with or constitute an appropriation of any right, title or interest (including, without limitation, any patent, copyright, trademark or trade secret right) held by any other person or entity, and there have been no claims made with respect thereto; and (c) the Company has not received any notice or claim (whether written, oral or otherwise) regarding any infringement, misappropriation, misuse, abuse or other interference with any third party intellectual property or proprietary rights (including, without limitation, infringement of any patent, copyright, trademark or trade secret right of any third party) by the Company, the Technology or the Marks or other IP Rights, or claiming that any other entity has any claim of infringement with respect thereto.

     2.17.9 CONFIDENTIALITY

     (a) The Company has not disclosed any source code regarding the Technology to any person or entity other than an employee of the Company who is under a written nondisclosure agreement; (b) the Company has at all times maintained and diligently enforced commercially reasonable procedures to protect all confidential information relating to the Technology; (c) neither the Company nor any escrow agent is under any contractual or other obligation to disclose the source code or any other proprietary information included in or relating to the Technology; and (d) the Company has not deposited any source code relating to the Technology into any source code escrows or similar arrangements. If, as disclosed on Schedule 2.17.9, the Company has deposited any source code to the Technology into source code escrows or similar arrangements, no event has occurred that has or could reasonably form the basis for a release of such source code from such escrows or arrangements.

     2.17.10 WARRANTY AGAINST DEFECTS

     The Technology is free from known level-one defects (as defined by Microsoft Corporation) and substantially conforms to the applicable specifications, documentation and samples of such Technology. Notwithstanding anything herein to the contrary, in the event the Closing occurs within 10 days of the date hereof, the Company shall not be obligated to update Schedule 2.17.10.

     2.17.11 DOMAIN NAMES

     Schedule 2.17.11 sets forth a list of all Internet domain names used by the Company in its business (collectively, the "Domain Names"). The Company has, and after the Closing the Surviving Corporation will have, a valid registration and all material rights (free of any material restriction) in and to the Domain Names, including, without limitation, all rights necessary to continue to conduct the Company's business as it is currently conducted.

     2.17.12 YEAR 2000

     All of the Company's products (including products currently under development): (i) record, store, process, calculate and present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000, and calculate any information dependent on or relating to such dates in the same manner, and with the same functionality, data integrity and performance, as the products record, store, process, calculate and present calendar dates on or before December 31, 1999, or calculate any information dependent on or relating to such dates (collectively, "Year 2000 Compliant");
(ii) have not lost any functionality with respect to the introduction of records containing dates falling on or after January 1, 2000; and (iii) are interoperable with other products used and distributed by Parent that deliver records to the Company's products or receive records from the Company's products, or interact with the Company's products, including but not limited to back-up and archived data. All of the Company's Information Technology (as defined below) is Year 2000 Compliant, and has not caused an interruption in the ongoing operations of the Company's business on or after January 1, 2000. For purposes of the foregoing, the term "Information Technology" shall mean and include all software, hardware, firmware, telecommunications systems, network systems, embedded systems and other systems, components and/or services (other than general utility services including gas, electric, telephone and postal) that are owned or used by the Company in the conduct of its business, or purchased by the Company from third party suppliers.

     2.17.13 INDEMNIFICATION

     Other than agreements with customers in the ordinary course of business, as set forth in Schedule 2.17.13 of the Company Disclosure Memorandum, the Company has not entered into any agreement or offered to indemnify any Person against any charge of infringement by the Technology or IP Rights, or any other intellectual property or right. The Company has not entered into any agreement granting any Person the right to bring any infringement action with respect to, or otherwise to enforce, any of the Technology or IP Rights.

     2.17.14 RESTRICTIONS ON INTELLECTUAL PROPERTY

     To the knowledge of the Company, none of the Company's officers, employees, consultants, distributors, agents, representatives or advisors has entered into any agreement relating to the Company's business containing a prohibition or restriction of competition or solicitation of customers, or any other similar restrictive agreement or covenant, whether written or oral, with any Person other than the Company. All employees of the Company have entered into a valid and binding written agreement with the Company sufficient to vest title in the Company of all Technology-Related Assets, including all accompanying IP Rights, created by such employee in the scope of his or her employment by the Company, substantially in the form of Exhibit 2.17.14.


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
2.18 ACCOUNTS RECEIVABLE

     All accounts receivable of the Company reflected in the Balance Sheet or existing at the time of Closing ("Accounts") represent amounts due for services performed or sales actually made in the ordinary course of business and properly reflect the amounts due. The bad debt reserves and allowances reflected in the Balance Sheet have been, and through the time of the Closing shall be, established and maintained in accordance with GAAP, and in a manner consistent with past practice. The Company has no reason to believe that all Accounts existing and remaining unpaid at the time of Closing will not be collectible by the Company in the ordinary course of business consistent with past practice.

2.19 CORPORATE BOOKS AND RECORDS

     The Company has furnished to BSQUARE or its representatives for their examination true and complete copies of (a) the Articles of Incorporation and Bylaws of the Company as currently in effect, including all amendments thereto,
(b) the minute books of the Company, and (c) the stock transfer books of the Company. Such minutes reflect all meetings of the Company's shareholders, Board of Directors and any committees thereof since the Company's inception, and such minutes accurately reflect in all material respects the events of and actions taken at such meetings. Such stock transfer books accurately reflect all issuances and transfers of shares of capital stock of the Company since its inception.

2.20 LICENSES, PERMITS, AUTHORIZATIONS, ETC.

     The Company has received all required governmental approvals, authorizations, consents, licenses, orders, registrations and permits of all agencies, whether federal, state, local or foreign (the "Permits"), the failure to obtain of which would have a Company Material Adverse Effect. Schedule 2.20 to the Company Disclosure Memorandum contains a list of all Permits with expiration dates, if any. The Company is in compliance with the terms of all Permits, and all Permits are valid and in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened, the object of which is to revoke, limit or otherwise affect any Permit. The Company has not received any notifications of any asserted failure to obtain any Permit or any past and unremedied failure to obtain any Permit.

2.21 COMPLIANCE WITH LAWS

     The Company is and has been in compliance with all federal, state, local and foreign laws, rules, regulations, ordinances, decrees and orders applicable to the operation of its business, to its employees, or to its property, the failure to comply with which would, individually or in the aggregate, have a Company Material Adverse Effect, including, without limitation, all such laws, rules, ordinances, decrees and orders relating to antitrust, consumer protection, currency exchange, environmental protection, equal opportunity, health, occupational safety, good laboratory practices, pension, securities and trading-with-the-enemy matters. The Company has not received any notification of any asserted present or past unremedied failure by the Company to comply with any of such laws, rules, ordinances, decrees or orders.

2.22 INSURANCE

     Schedule 2.22 to the Company Disclosure Memorandum sets forth a true and correct list of all insurance policies maintained by the Company. The Company maintains commercially reasonable levels of (a) insurance on its property (including leased premises) that insures against loss or damage by fire or other casualty and (b) insurance against liabilities, claims and risks of a nature and in such amounts as are normal and customary in the Company's industry for companies of similar size and financial condition. All insurance policies of the Company are in full force and effect, all premiums with respect thereto covering all periods up to and including the date this representation is made have been paid, and no notice of cancellation or termination has been received with respect to any such policy or binder. Such policies or binders are sufficient for compliance with all requirements of law currently applicable to the Company and of all agreements to which the Company is a party, will remain in full force and effect through the respective expiration dates of such policies or binders without the payment of additional premiums, and will not in any way be affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement. The Company has not been refused any insurance with respect to its assets or operations, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance.

2.23 BROKERS OR FINDERS

     The Company has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of the Company, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby.

2.24 ABSENCE OF QUESTIONABLE PAYMENTS

     Neither the Company nor any director, officer, agent, employee or other Person acting on behalf of the Company has used any Company funds for improper or unlawful contributions, payments, gifts or entertainment, or made any improper or unlawful expenditures relating to political activity to domestic or foreign government officials or others. The Company has reasonable financial controls to prevent such improper or unlawful contributions, payments, gifts, entertainment or expenditures. Neither the Company nor any current director, officer, agent, employee or other Person acting on behalf of the Company has accepted or received any improper or unlawful contributions, payments, gifts or expenditures. The Company has at all times complied, and is in compliance, in all respects with the Foreign Corrupt Practices Act and all foreign laws and regulations relating to prevention of corrupt practices and similar matters. The Company has not received any notice that any transaction was improper or unlawful within the meaning of this Section 2.24.

2.25 BANK ACCOUNTS

     Schedule 2.25 to the Company Disclosure Memorandum sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

2.26 INSIDER INTERESTS

     No shareholder or officer, director, employee, contractor, consultant or other representative of the Company has any interest (other than as a shareholder of the Company) (a) in any Real Property, Personal Property, Technology or IP Rights used in or directly pertaining to the business of the Company, including, without limitation, inventions, patents, trademarks or trade names, or (b) in any agreement, contract, arrangement or obligation relating to the Company, its present or prospective business or its operations. There are no agreements, understandings or proposed transactions between the Company and any of its officers, directors, shareholders, affiliates or any affiliate thereof. The Company and its officers, directors, employees, contractors, consultants or other representatives have no interest, either directly or indirectly, in any entity, including, without limitation, any corporation, partnership, joint venture, proprietorship, firm, licensee, business or association (whether as an employee, officer, director, shareholder, agent, independent contractor, security holder, creditor, consultant or otherwise) that presently (i) provides any services, produces and/or sells any products or product lines, or engages in any activity that is the same, similar to or competitive with any activity or business in which the Company is now engaged or proposes to engage; (ii) is a supplier, customer or creditor; or (iii) has any direct or indirect interest in any asset or property, real or personal, tangible or intangible, of the Company or any property, real or personal, tangible or intangible, that is necessary or desirable for the present or currently anticipated future conduct of the Company's business.

2.27 COMPLIANCE WITH ENVIRONMENTAL LAWS

     (a) To the knowledge of the Company, the Company is not in violation of, and has not violated, in connection with the ownership, use, maintenance or operation of the Real Property or the Personal Property or the conduct of its business, any applicable foreign, federal, state, county and local statutes, laws, regulations, guidances, rules, ordinances, codes, licenses, permits, judgments, writs, decrees, injunctions or orders of any governmental entity relating to environmental (air, water, groundwater, soil, natural resource, noise and odor) matters, including, by way of illustration and not by way of limitation, the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental, Response, Compensation, and Liability Act, the Clean Water Act, the Endangered Species Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Hazardous Waste Control Act, the Model Toxics Control Act and other comparable federal, state and local laws, and any and all regulations issued thereunder (collectively, "Environmental Laws").

     (b) The Company has not transported, stored, treated, managed, recycled, handled or disposed of, or allowed or arranged for any third party to transport, store, treat, manage, recycle, handle or dispose of (i) any flammable substances, explosives, radioactive materials, hazardous substances, hazardous wastes, toxic substances, pollutants, contaminants or any wastes, materials or substances identified in or regulated by any Environmental Laws; (ii) asbestos, polychlorinated biphenyls, urea formaldehyde, nuclear fuel or material, chemical waste, carcinogens and radon, all to the extent regulated by any Environmental Laws; and (iii) gasoline, oil and other petroleum products (all of the foregoing collectively, "Regulated Substances"), to, in, or at any location in violation of any Environmental Laws.

     (c) To the knowledge of the Company, no part of the Real Property, including, but not limited to, all surface and subsurface soil, sediments, groundwater and surface water located on, in or under the Real Property, was during the period of use by the Company or is contaminated with any Regulated Substances or constituents thereof, which contamination has given or may give rise to any obligation of the Company under any applicable Environmental Laws, the common law or otherwise. To the knowledge of the Company, no real property adjacent to or adjoining the Real Property has been or is being so contaminated. There are no Regulated Substances (other than gasoline, oil or other petroleum products as described on Disclosure Schedule 2.27(c)) present in or on the Real Property or in any equipment located therein.

     (d) The Company has reported, recorded or filed, and has provided to BSQUARE, true, accurate and complete copies of all reports with respect to any spilling, leaking, releasing, pumping, pouring, emitting, emptying, discharging, injecting, escaping, migrating, leaching, placing, depositing, dumping or disposing into the environment (including the abandonment or discarding of drums, barrels, containers or other closed receptacles) (any of the foregoing, a "Release"), required by applicable Environmental Laws to be filed by the Company with any government authority. The Company has maintained all environmental and operating documents and records in the manner and for the time periods required by applicable Environmental Laws.

     (e) The Company has not caused or permitted the Release of any Regulated Substances or constituents thereof on, from or off-site of its Real Property, or of any Release from any facility owned or operated by third parties but with respect to which the Company is alleged to have any liability, including, but not limited to, liability for personal injury, injury to natural resources (including fish and wildlife), cleanup, remediation, or restoration, which Release caused or could reasonably be Expected to cause a material loss to the Company.

     (f) There are no tanks which, when considered with all associated piping, are underground storage tanks located either wholly or partially below the surface of the ground, and, without regard to whether they are in contact with soil, within a building or containment structure or otherwise are wholly or partially located in, on or under the Real Property.

2.28 INFORMATION SUPPLIED BY THE COMPANY

     None of the information supplied or to be supplied by the Company for inclusion in the proxy statement to be delivered to its shareholders in connection with any written consent by or meeting of such shareholders (collectively, "Shareholder Materials"), at the date on which such information was supplied prior to the time the Company's shareholders were requested to approve the Merger, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that the Company makes no representations or warranties regarding information furnished by or related to BSQUARE or Merger Sub.

2.29 FULL DISCLOSURE

     No information furnished by the Company to BSQUARE or its representatives in connection with this Agreement (including, but not limited to, the Financial Statements and all information in the Company Disclosure Memorandum and the other Exhibits hereto) or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

2.30 HART-SCOTT-RODINO ACT

     The Company is its own ultimate parent entity as defined under the rules and regulations promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The Company is not a $10 million person as defined thereunder. The Company is not "engaged in manufacturing" for purposes of the HSR Act.

2.31 GOVERNMENT CONTRACTS

     The Company does not have, and has never had, any agreements, contracts or commitments with the United States Government or any foreign government.

     ARTICLE III - REPRESENTATIONS AND WARRANTIES OF BSQUARE AND MERGER SUB

     In order to induce the Company to enter into and perform this Agreement and the other Operative Documents, BSQUARE and Merger Sub jointly and severally represent and warrant to the Company as follows in this Article III:

3.1  ORGANIZATION

     Each of BSQUARE and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington. Each of BSQUARE and Merger Sub has all requisite corporate power and authority to own, operate and lease its respective properties and assets, to carry on its respective business as now conducted and as proposed to be conducted, to enter into and perform its obligations under this Agreement and the other applicable Operative Documents to which BSQUARE or Merger Sub is a party, and to consummate the transactions contemplated hereby and thereby. Each of BSQUARE and Merger Sub is duly qualified and licensed as a foreign corporation to do business and is in good standing in each jurisdiction in which the character of properties occupied, owned or held under lease by BSQUARE or Merger Sub, as applicable, or the nature of the business conducted by BSQUARE or Merger Sub, as applicable, makes such qualification or licensing necessary, except where the failure to be so qualified or in good standing would not have a material adverse effect on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or other) or prospects of BSQUARE and its subsidiaries taken as a whole (a "BSQUARE Material Adverse Effect"); provided, however, that BSQUARE Material Adverse Effect shall not include any change, circumstance, event or effect that relates to or results from the announcement or other disclosure or consummation of the transactions contemplated by this Agreement or general economic conditions. Each of BSQUARE and Merger Sub has full corporate power and authority to execute, deliver and perform this Agreement and the other Operative Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby. All the issued and outstanding shares of capital stock of Merger Sub are held of record and beneficially by BSQUARE.

3.2  ENFORCEABILITY

     BSQUARE and Merger Sub each have full corporate power and authority to execute, deliver and perform their obligations under this Agreement and each of the other Operative Documents to which they are a party and each of the certificates, instruments and documents executed or delivered by them pursuant to the terms of this Agreement. All corporate action on the part of BSQUARE and Merger Sub and their respective officers, directors and shareholders necessary for the authorization, execution, delivery and performance of this Agreement and the other applicable Operative Documents to which BSQUARE or Merger Sub is a party, the consummation of the Merger and the performance of all their respective obligations under this Agreement and the other applicable Operative Documents to which BSQUARE or Merger Sub is a party has been taken or will be taken prior to the Effective Time. This Agreement has been, and each of the other Operative Documents to which BSQUARE and Merger Sub, respectively is a party will have been at the Closing, duly executed and delivered by BSQUARE and Merger Sub, as applicable, and this Agreement is, and each of the other Operative Documents to which BSQUARE and Merger Sub, respectively is a party will be at the Closing, a legal, valid and binding obligation of BSQUARE and Merger Sub, as applicable, enforceable against BSQUARE and Merger Sub, as applicable in accordance with its terms, except as to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the enforceability of provisions requiring indemnification in connection with the offering, sale or issuance of securities.

3.3  SECURITIES

     The BSQUARE Common Stock to be issued pursuant to this Agreement has been, or will be prior to the Effective Time, duly authorized for issuance, and such BSQUARE Common Stock, when issued and delivered to the shareholders pursuant to this Agreement, shall be validly issued, fully paid and nonassessable.

3.4  NO APPROVALS OR NOTICES REQUIRED; NO CONFLICTS WITH INSTRUMENTS

     The execution, delivery and performance of this Agreement and the other Operative Documents by BSQUARE and Merger Sub, as applicable, and the consummation by them of the transactions contemplated hereby and thereby will not (a) constitute a violation (with or without the giving of notice or lapse of time, or both) of any provision of law applicable to BSQUARE or Merger Sub; (b) require any consent, approval or authorization of any Person, except (i) compliance with applicable securities laws and (ii) the filing of all documents necessary to consummate the Merger with the Washington Secretary of State and the California Secretary of State; (c) result in a default (with or without the giving of notice or lapse of time, or both) under, or acceleration or termination of, or the creation in any party of the right to accelerate, terminate, modify or cancel, any agreement, lease, note or other restriction, encumbrance, obligation or liability to which BSQUARE or Merger Sub is a party or by which it is bound or to which any assets of BSQUARE or Merger Sub are subject; or (d) conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of BSQUARE or the Articles of Incorporation or Bylaws of Merger Sub.

3.5  CAPITALIZATION

     The authorized capital stock of BSQUARE consists of 150,000,000 shares of BSQUARE Common Stock of which 32,625,346 shares were issued and outstanding as of May 2, 2000 and 10,000,000 shares of preferred stock, par value $0.01 per share, none of which is issued or outstanding. Such issued and outstanding shares of BSQUARE Common Stock are validly issued, fully paid and nonassessable. The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, all of which are owned by BSQUARE.

3.6  SEC DOCUMENTS

     BSQUARE has made available to the shareholders true and complete copies of its Annual Report on Form 10-K for the fiscal year ending December 31, 1999, all Forms 8-K filed after the date of the last of the Form 10-K, and its Proxy Statement relating to its 2000 Annual Meeting of Shareholders (collectively, the "SEC Documents"). As of their respective filing dates, each of the SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a document subsequently filed with the SEC. The financial statements, including the notes thereto, included in the SEC Documents (the "Parent Financial Statements") comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and present fairly the consolidated financial position, results of operations and changes in financial position of BSQUARE at the dates and for the periods indicated (subject, in the case of unaudited statements, to normal year-end adjustments and any other adjustments described therein). There has been no change in BSQUARE accounting policies except as described in the notes to the BSQUARE Financial Statements; provided, however, BSQUARE may have restated or may restate one or more of the BSQUARE Financial Statements to reflect acquisitions entered into subsequent to the respective dates hereof.

3.7  ABSENCE OF CERTAIN CHANGES

     Since the December 31, 1999 financial statements included in the SEC Documents, there has not been any change that by itself or in conjunction with all other such changes, has had or could reasonably be expected to have a BSQUARE Material Adverse Effect, except as disclosed in the SEC Documents, to the date of this Agreement.

3.8  INFORMATION SUPPLIED BY BSQUARE

     None of the information supplied or to be supplied by BSQUARE for inclusion in the Shareholder Materials, including the SEC Documents, at the date such information was supplied prior to the time the shareholders of the Company were requested to approve the Merger at either a special meeting of the Company's shareholders or by executing a written consent, contained or will contain any untrue statement of a material fact or omits or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not materially misleading; provided, however, that BSQUARE makes no representations or warranties regarding information furnished by or related to the Company.

3.9  FULL DISCLOSURE

     No information furnished by BSQUARE or Merger Sub to the Company or its representatives in connection with this Agreement or the other Operative Documents contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements so made or information so delivered not misleading.

3.10 BROKERS OR FINDERS

     BSQUARE has not incurred, and will not incur, directly or indirectly, as a result of any action taken by or on behalf of BSQUARE, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with the Merger, this Agreement or any transaction contemplated hereby that would result in a claim against the Company or its shareholders.

3.11 CLAIMS AND LEGAL PROCEEDINGS

     There is no claim, action, suit, arbitration, criminal or civil investigation or proceeding pending or involving or, to BSQUARE's knowledge, threatened against BSQUARE or Merger Sub before or by any court or governmental or nongovernmental department, commission, board, bureau, agency or instrumentality, or any other Person, that questions the validity of this Agreement or any action taken or to be taken by BSQUARE or Merger Sub pursuant to this Agreement or in connection with the transactions contemplated hereby.

   ARTICLE IV - CONDITIONS PRECEDENT TO OBLIGATIONS OF BSQUARE AND MERGER SUB

     The obligations of BSQUARE and Merger Sub to perform and observe the covenants, agreements and conditions hereof to be performed and observed by them at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by BSQUARE:

4.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of the Company contained herein (including applicable Exhibits or Schedules to the Company Disclosure Memorandum) and in the other Operative Documents shall have been true and correct in all material respects when made and, except (a) for changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct in all material respects as of the Closing Date, as though made on that date.

4.2  PERFORMANCE OF AGREEMENTS

     The Company and the shareholders shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by it at or prior to the Closing.

4.3  OPINION OF COUNSEL FOR THE COMPANY

     BSQUARE shall have received the opinion letter of Wilson Sonsini Goodrich and Rosati, counsel for the Company, dated the Closing Date, in a form reasonably acceptable to the parties.

4.4  COMPLIANCE CERTIFICATE

     BSQUARE shall have received a certificate of the President and the Chief Financial Officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to BSQUARE, certifying that the conditions to the obligations of the Company and the shareholders in Sections 4.1, 4.2, 4.5, 4.6, 4.13, 4.14, 4.15 and 4.17 have been fulfilled.

4.5  COMPANY MATERIAL ADVERSE EFFECT

     Since the date of this Agreement and through the Closing, there shall not have occurred any change in the business, properties or prospects of the Company that would have a Company Material Adverse Effect.

4.6  APPROVALS AND CONSENTS

     All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which is necessary for the consummation of the transactions contemplated hereby, or for the continued operation of the Company, shall have been obtained, and all waiting periods specified by law shall have passed.

4.7  PROCEEDINGS AND DOCUMENTS; SECRETARY'S CERTIFICATE

     All corporate and other proceedings in connection with the transactions contemplated hereby and by the other Operative Documents, and all documents and instruments incident to such transactions, shall have been approved by BSQUARE's counsel. BSQUARE shall have received a certificate of the Secretary of the Company, in form and substance satisfactory to BSQUARE, as to the authenticity and effectiveness of the actions of the Board of Directors and shareholders of the Company authorizing the Merger and the transactions contemplated by this Agreement and the other Operative Documents. Copies of the Company's Articles of Incorporation, certified by the California Secretary of State, and Bylaws, certified by the Secretary of the Company, shall be attached to such certificate.

4.8  SHAREHOLDER APPROVAL

     The principal terms of this Agreement shall have been approved by the Company's shareholders as required by the Company's Articles of Incorporation and applicable law.

4.9  LEGAL PROCEEDINGS

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened that would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

4.10 ESCROW AGREEMENT

     The Shareholder Representative, on behalf of the Company's shareholders, and the Escrow Agent shall have executed and delivered the Escrow Agreement.

4.11 EMPLOYMENT AND NONCOMPETITION AGREEMENTS

     4.11.1 KEY EMPLOYEES

     Roupen Nahabedian, Tom Wong and Milton Ribiero shall have executed an employment agreement with BSQUARE substantially in the form attached hereto as
Exhibit 4.11.1A, and a confidentiality, noncompetition and inventions assignment agreement substantially in the form attached hereto as Exhibit 4.11.1B.

     4.11.2 TONY MOROYAN

     Mr. Tony Moroyan, founder and CEO of the Company ("Mr. Moroyan"), shall have entered into an employment severance and consulting agreement with BSQUARE substantially in the form attached hereto as Exhibit 4.11.2A, and a confidentiality, noncompetition and inventions assignment agreement with BSQUARE substantially in the form attached hereto as Exhibit 4.11.2B.

4.12 AFFILIATE LETTERS

     The Company shall have delivered or caused to be delivered to BSQUARE an Affiliate Letter substantially in the form of Exhibit 4.12 from each of those Persons who were, on the date on which the requisite number of consents or votes has been obtained to approve the Merger, "affiliates" of the Company within the meaning of Rule 145 of the rules and regulations promulgated under the Securities Act.

4.13 TERMINATION OF CERTAIN AGREEMENTS

     Any and all rights of refusal, co-sale rights and registration rights (other than pursuant hereto) for the benefit of the holders of Company Capital Stock, or Stock Purchase Rights, all as set forth in the Company Disclosure Memorandum, shall have terminated.

4.14 EXERCISE OR CONVERSION OF CONVERTIBLE SECURITIES

     Any and all securities and notes convertible at any time into Company Common Stock, vested and unvested, and regardless of restrictions on exercise or conversion, shall have been exercised or converted, as the case may be, for shares of Company Common Stock immediately prior to the Effective Time, except for Options assumed by BSQUARE pursuant to Section 1.7.1(e).

4.15 NO DISSENTER RIGHTS EXERCISED GREATER THAN 5% OF STOCK

     No holders of Company Series A Preferred Stock shall have delivered to the Company before the Effective Time timely written notice of such holder's intent to demand payment for such shares in accordance with California Law, unless such holder shall have withdrawn or otherwise lost his, her or its right to such payment as a dissenting shareholder. Holders of not more than 5% of the outstanding shares of Company Common Stock shall have not voted in favor of the Merger or not consented thereto in writing and shall have delivered before the Effective Time timely written notice of such holders' intent to demand payment as dissenting shareholders for such shares in accordance with California Law.

4.16 TRANSMITTAL LETTERS

     All holders of the Company Series A Preferred Stock and holders of at least 95% of the outstanding shares of Company Common Stock shall have executed Letters of Transmittal, addressing, among other issues, (i) the mechanics of share exchange, (ii) representations and share ownership, (iii) agreement to be bound to indemnification obligations hereunder, and (iv) agreement to be bound by the Escrow Agreement.

4.17 CONSENTS TO MERGER

     Schedule 4.17 lists all agreements, leases, notes or other documents identified on Schedules 2.5, 2.9, 2.10 and 2.14 to the Company Disclosure Memorandum that treat the Merger as an assignment or otherwise by their terms require consent. Unless otherwise set forth in Schedule 4.17, the Company shall have received and shall have delivered to BSQUARE or its counsel written consents to the Merger from each of the parties (other than the Company) to such agreements, leases, notes or other documents, which consents shall be reasonably satisfactory in all respects to BSQUARE.

4.18 COMPANY RESTRICTED STOCK CONSENT

     All holders of Company Restricted Stock shall have executed a stock restriction agreement in substantially the form of Exhibit 4.18 (the "Stock Restriction Agreement").

4.19 FINANCIAL STATEMENTS

     The Company shall have provided an audited balance sheet as of December 31, 1999 and statements of operations, shareholders' equity and cash flows of the Company for the twelve (12) months then ended; gross revenue and shareholders' equity as reflected on such audited statements shall not differ by an amount greater than ten percent (10%) from the gross revenue and shareholders' equity as reflected on the unaudited financial statements for such period provided to BSQUARE pursuant to Section 2.6.

4.20 TAX MATTER

     BSQUARE shall have reasonably determined that the Merger will qualify as a reorganization under Section 368(a) of the Code.

         ARTICLE V - CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

     The obligations of the Company to perform and observe the covenants, agreements and conditions hereof to be performed and observed by it at or before the Closing shall be subject to the satisfaction of the following conditions, which may be expressly waived only in writing signed by the Company.

5.1  ACCURACY OF REPRESENTATIONS AND WARRANTIES

     The representations and warranties of BSQUARE and Merger Sub contained herein and in the other Operative Documents shall have been true and correct in all material respects when made and, except for (a) changes contemplated by this Agreement and the other Operative Documents and (b) to the extent that such representations and warranties speak as of an earlier date, shall be true and correct as of the Closing Date as though made on that date.

5.2  PERFORMANCE OF AGREEMENTS

     BSQUARE and Merger Sub shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement or any other Operative Document to be performed and complied with by them at or prior to the Closing.

5.3  OPINION OF COUNSEL

     The Company shall have received the opinion letter of Perkins Coie LLP, counsel for BSQUARE and Merger Sub, dated the Closing Date, in a form reasonably acceptable to the parties.

5.4  COMPLIANCE CERTIFICATE

     The Company shall have received a certificate of an officer of BSQUARE, dated the Closing Date, in form and substance reasonably satisfactory to the Company, certifying that the conditions to the obligations of BSQUARE and Merger Sub in Sections 5.1, 5.2, 5.6 and 5.7 have been fulfilled.

5.5  LEGAL PROCEEDINGS

     No order of any court or administrative agency shall be in effect that enjoins, restrains, conditions or prohibits consummation of this Agreement or any other Operative Document, and no litigation, investigation or administrative proceeding shall be pending or threatened which would enjoin, restrain, condition or prevent consummation of this Agreement or any other Operative Document.

5.6  BSQUARE MATERIAL ADVERSE EFFECT

     Since the date of this Agreement and through the Closing, there shall not have occurred any change in the business, properties or prospects of BSQUARE that would have a BSQUARE Material Adverse Effect, except for such changes occurring as a direct result of the execution or announcement of this Agreement. Changes in the trading prices of BSQUARE Common Stock shall not be deemed to have a BSQUARE Material Adverse Effect under this Agreement.

5.7  APPROVALS AND CONSENTS

     All transfers of permits or licenses and all approvals of or notices to public agencies, federal, state, local or foreign, the granting or delivery of which are necessary for the consummation of the transactions contemplated hereby by shall have been obtained, and all waiting periods specified by law shall have passed. All other consents, approvals and notices set forth in Schedule 4.6 (which shall include all contracts the Company is a party to that require consent to assignment) shall have been obtained or delivered.

5.8  ESCROW AGREEMENT

     BSQUARE and the Escrow Agent shall have executed the Escrow Agreement.

5.9  EMPLOYMENT AND NONCOMPETITION AGREEMENTS

     5.9.1 KEY EMPLOYEES

     Each of the Key Employees, and BSQUARE shall have entered into the Employment Agreement and the Confidentiality, Noncompetition and Inventions Assignment Agreement substantially in the forms attached hereto as Exhibit 4.11.1A and Exhibit 4.11.1B, respectively.

     5.9.2 TONY MOROYAN

     Mr. Moroyan and BSQUARE shall have entered into the Employment Severance and Consulting Agreement and the Confidentiality, Noncompetition and Inventions Assignment Agreement in substantially the forms attached hereto as Exhibit 4.11.2A and Exhibit 4.11.2B, respectively.

5.10 TAX MATTER

     The Company shall have reasonably determined that the Merger will qualify as a reorganization under Section 368(a) of the Code.

                             ARTICLE VI - COVENANTS

     Between the date of this Agreement and the Effective Time, or such later period as set forth in Sections 6.5, 6.8 and 6.9, the parties covenant and agree as set forth in this Article VI.

6.1  CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER

     Unless BSQUARE shall otherwise agree in writing, the business of the Company shall be conducted in and only in, and the Company shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in accordance with applicable law; and the Company shall use commercially reasonable efforts to preserve intact the business organization of the Company, to keep available the services of the current officers, employees and consultants of the Company and to preserve the current relationships of the Company with, and the goodwill of, customers, suppliers and other Persons with which the Company has significant business relations. By way of amplification and not limitation, except as otherwise contemplated by this Agreement, the Company shall not, between the date of this Agreement and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of BSQUARE:

     (a) amend or otherwise change its Articles of Incorporation or Bylaws;

     (b) except for the issuance of shares of Company Capital Stock upon the exercise or conversion of currently outstanding Options or Stock Purchase Rights, issue, sell, contract to issue or sell, pledge, dispose of, grant, encumber or authorize the issuance, sale, pledge, disposition, grant or Encumbrance of (i) any shares of capital stock of any class of the Company, (ii) any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest) of the Company, or (iii) any assets of the Company;

     (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or other securities, property or otherwise, with respect to any of its capital stock;

     (d) reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other securities;

     (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, except in the ordinary course of business and consistent with past practice; (iii) enter into any contract or agreement other than in the ordinary course of business, consistent with past practice; (iv) authorize any single capital expenditure which is in excess of $5,000 or capital expenditures which are, in the aggregate, in excess of $10,000 for the Company taken as a whole; (v) enter into any agreement in which the obligation of the

Company exceeds $10,000 or which shall not terminate or be subject to termination for convenience within thirty (30) days following execution; (vi) license any Technology or IP Rights except in the ordinary course of business and consistent with past practice; or (vii) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this subsection (e);

     (f) enter into or amend any employment, consulting or agency agreement, or increase the compensation payable or to become payable to its officers, employees, agents or consultants, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company, or establish, adopt, enter into or amend any Employee Benefit Plan, collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, benefit or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

     (g) take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting methods, policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

     (h) make any Tax election or settle or compromise any Tax liability;

     (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice;

     (j) take any action that would or is reasonably likely to result in any of the representations or warranties of the Company set forth in this Agreement being untrue in any material respect, or in any covenant of the Company set forth in this Agreement being breached, or in any of the conditions to the Merger specified in Article IV not being satisfied; or

     (k) agree to do any of the foregoing.

6.2  ACCESS TO INFORMATION; CONFIDENTIALITY

     From the date hereof to the Effective Time, the Company shall, and shall cause the officers, directors, employees and agents of the Company to, afford the officers, employees and agents of BSQUARE access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and shall furnish BSQUARE with all financial, operating and other data and information as BSQUARE, through its officers, employees or agents, may reasonably request. From the date hereof until the Effective Time, the Company shall provide BSQUARE with monthly and other financial statements of the Company as they become available internally at the Company, all of which financial statements shall fairly present the financial position and results of operations of the Company as of the dates and for the periods therein specified. No investigation pursuant to this Section 6.2 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

6.3  NO ALTERNATIVE TRANSACTIONS

     The Company shall not, for a period of thirty (30) days (the "Exclusivity Period") after termination or expiration of the right of first refusal relating to the Merger as granted by the Company to Cadence Design Systems, Inc. ("Cadence") pursuant to the Right of First Refusal Agreement dated as of January 1999 (the "Cadence Agreement"), directly or indirectly, through any officer, director, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, the Company or any business combination with the Company, or participate in any negotiations regarding, or furnish to any other Person any information with respect to, or otherwise cooperate or negotiate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing, except as otherwise provided in the Cadence Agreement. The Exclusivity Period will be automatically extended for one additional 30-day period if, as of the date the Exclusivity Period would otherwise terminate, the Company and BSQUARE are each continuing to diligently negotiate the Agreement in good faith. The Company shall notify BSQUARE promptly if any such proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to BSQUARE, indicate in reasonable detail the identity of the Person making such proposal, offer, inquiry or contact and the terms and conditions of such proposal, offer, inquiry or contact. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill (e.g., agreement not to invest in or seek change of control of the Company) agreement to which the Company is a party.

6.4  NOTIFICATION OF CERTAIN MATTERS

     Each party shall give prompt notice to the other parties of (a) the occurrence or nonoccurrence of any event that would be reasonably likely to cause any representation or warranty made by such party contained in this Agreement to be untrue or inaccurate in any material respect and (b) any material failure by such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not limit or otherwise affect the remedies available to the parties hereunder.

6.5  FURTHER ACTION; COMMERCIALLY REASONABLE EFFORTS

     Upon the terms and subject to the conditions hereof, each of the parties hereto shall use commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, including, without limitation, using commercially reasonable efforts to obtain all waivers, licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for the consummation of the transactions contemplated hereby and to fulfill the conditions to the Merger. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the other Operative Documents, each party to this Agreement shall use commercially reasonable efforts to promptly take all such action. After the Closing, each party hereto, at the request of and without any further cost or expense to the other parties, will take any further actions reasonably necessary or desirable to carry out the purposes of this Agreement or any other Operative Document, to vest in the Surviving Corporation full title to all properties, assets and rights of the Company and to effect the issuance of the BSQUARE Common Stock to the shareholders of the Company pursuant to the terms and conditions hereof.

6.6  PROXY STATEMENT

     The Company will send the Shareholder Materials (as defined in Section 2.28) to its shareholders, in a timely manner, for the purposes of considering approval of the Merger, either at a special meeting of its shareholders or by their execution of a written consent. The Company and BSQUARE each will promptly provide all information relating to its respective business or operations necessary for inclusion in the Shareholder Materials to satisfy all requirements of applicable state and federal securities laws. The Company and BSQUARE each shall be solely responsible for any statement, information or omission in the Shareholder Materials relating to it or its affiliates based on written information furnished by it. The Company and BSQUARE will not provide or publish to the Company's shareholders any material concerning them or their affiliates that violates the Securities Act or the Exchange Act with respect to the transactions contemplated hereby.

6.7  SHAREHOLDER APPROVAL

     The Company will seek the approval at a special meeting of its shareholders or the written consent of the shareholders at the earliest practicable date approving this Agreement, the other Operative Documents, the Merger and related matters, which approval will be recommended by the Board of Directors of the Company.

6.8  BSQUARE COMMON STOCK

     BSQUARE agrees to authorize for listing on the Nasdaq National Market the shares of BSQUARE Common Stock comprising the Merger Consideration, and those required to be reserved for issuance upon exercise of Options assumed in connection with the Merger by filing with the Nasdaq National Market a Notification of Listing of Additional Shares (or such other form as may be required by the Nasdaq National Market) as soon as reasonably practicable after the Closing or otherwise in accordance with the rules and regulations of the Nasdaq National Market.

6.9  SECURITIES ACT COMPLIANCE

     BSQUARE represents and warrants that it shall use commercially reasonable efforts to register the issuance of the shares comprising the Merger Consideration within ninety (90) days following the Closing under the Securities Act, pursuant to a registration statement on Form S-1. Upon the effectiveness of such registration, the shares of BSQUARE Common Stock issuable in the Merger will be freely tradable, without restriction under the Securities Act, other than those restrictions imposed on affiliates of the Company pursuant to Rule 145 under the Securities Act and those restrictions imposed on affiliates of BSQUARE pursuant to Rule 144 under the Securities Act. BSQUARE agrees to use commercially reasonable efforts to cause such registration statement with respect to the shares comprising the Merger Consideration to remain effective as of the Effective Date, and to prepare and file with the Securities and Exchange Commission such amendments to such registration statement and amendments or supplements to the prospectus used in connection therewith as may be necessary to comply with the provisions of the Securities Act with respect to the sale of BSQUARE Common Stock at the Closing. For so long as any shares of BSQUARE Common Stock issued in connection with the Merger remain subject to Rule 145 of the Securities Act, BSQUARE agrees to use commercially reasonable efforts to timely file all required reports under the Exchange Act, and otherwise satisfy the requirements of Rule 144(c) under the Securities Act.

6.10 DISSENTING SHARES

     Prior to the Closing Date, the Company shall furnish BSQUARE with the name and address of each shareholder of the Company who, prior to the Closing, has requested appraisal rights pursuant to California Law and the number of Dissenting Shares owned by such shareholder.

6.11 PUBLICITY

     No party hereto shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby other than the issuance by BSQUARE of a press release announcing this Agreement and the transactions contemplated hereby or as required by law. Prior to such issuance, BSQUARE will provide the Company with notice and an opportunity to review and comment upon such press release.

6.12 VOTING AGREEMENT

     The Company shall cause all its directors, officers and vice presidents to execute the Voting Agreement in the form attached as Exhibit 6.12 hereto.

6.13 OPTION SHARES; REGISTRATION

     BSQUARE shall take all corporate action necessary to reserve for issuance a sufficient number of BSQUARE Common Stock for delivery upon exercise of the Options assumed in accordance with Section 1.7.1(e). BSQUARE shall use commercially reasonable efforts to cause to be filed with respect to BSQUARE Common Stock subject to such Options a registration statement on Form S-8 (or any successor form) with respect to those shares eligible to be registered on a primary basis on such form to be effective within ten (10) business days of the date on which the requirements of Items 2, 5 and 7 of Form 8-K have been satisfied and the responsive Current Report on Form 8-K, as it may be amended, with respect to the Merger has been filed with the Commission. BSQUARE shall use all commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Options remain outstanding.

6.14 DELIVERY OF PROSPECTUS MATERIALS TO SHAREHOLDERS

     The Company will distribute to all of its shareholders, within three (3) business days of execution of this Agreement by the parties hereto, the current prospectus included in BSQUARE's registration statement on Form S-1, together with any SEC Documents and other materials required by the Securities and Exchange Commission pursuant to the Securities Act.

6.15 TERMINATION OF 401(k) PLAN

     Prior to the Effective Date, the Company shall freeze and terminate its 401(k) plan (and adopt any amendments thereto as may be necessary to retain such plan's tax-qualified status), effective as of a date prior to the Effective Date. Any resolutions and amendments adopted in connection with such freeze and termination must be in a form reasonably satisfactory to BSQUARE.

6.16 EMPLOYEE MATTER

     All years of service of each employee of the Company that becomes an employee of BSQUARE that were recognized by the Company for an Employee Benefit Plan shall be recognized by BSQUARE for all purposes of eligibility and vesting under any corresponding BSQUARE employee benefit plan.

                 ARTICLE VII - TERMINATION, AMENDMENT AND WAIVER

7.1  TERMINATION

     This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the shareholders of the Company):

     (a) by mutual written consent;

     (b) by either the Company or BSQUARE, if the Merger has not been consummated by June 30, 2000; provided, however, that the right to terminate this Agreement under this subsection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) by either the Company or BSQUARE, if there shall be any law or regulation that makes consummation of the Merger illegal or if any judgment, injunction, order or decree enjoining BSQUARE, Merger Sub or the Company from consummating the Merger is entered and such judgment, injunction, order or decree shall become final and nonappealable; provided, however, that the party seeking to terminate this Agreement pursuant to this subsection (c) shall have used all reasonable efforts to remove such judgment, injunction, order or decree;

     (d) by the Company, in the event of a material breach by BSQUARE of any representation, warranty or agreement contained herein that has not been cured or is not curable by June 30, 2000; or

     (e) by BSQUARE, in the event of a material breach by the Company of any representation, warranty or agreement contained herein that has not been cured or is not curable by June 30, 2000.

7.2  EFFECT OF TERMINATION

     (a) In the event of the termination of this Agreement pursuant to Section
7.1 hereof, there shall be no further obligation on the part of any party hereto, except that nothing herein shall relieve any party from liability for any willful breach hereof and provided that the provisions of Section 6.2 (Confidentiality), Section 7.2(b) (Termination Fees) and Article IX (General) shall survive termination.

     (b) The Company agrees to pay BSQUARE a termination fee equal to three percent (3%) of the Merger Consideration (the "Termination Fee"), in the event that the Closing does not occur, this Agreement is terminated, and one or more of the following events, which shall be deemed to be a termination by the Company, has occurred:

             (i) the Company has breached the exclusivity agreement contained in
Section 6.3.1 hereof; or

             (ii) the Company enters into any agreement relating to the sale of substantially all of its assets or more than fifty percent (50%) of the capital stock of the Company to any party (including Cadence) other than BSQUARE during the Exclusivity Period.

The Company shall pay the Termination Fee in cash by wire transfer or cashier's check (or assets, if sufficient cash is not readily available) no later than the closing date of such other transaction.

     (c) The Company acknowledges and agrees that the agreements contained in this Section 7.2 are an integral part of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained in this Section 7.2, if the Company fails to pay to BSQUARE any fees or expenses due under this
Section 7.2 within the time required under this Agreement or, if no time period is specified, within five (5) business days of the event giving rise to the payment of such fees and expenses, in addition to any other amounts paid or payable pursuant to this Agreement, the Company shall pay the out-of-pocket costs and expenses (including reasonable legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment together with interest on the amount of any unpaid fees and expenses at the publicly announced prime rate of Chase Manhattan Bank from the date on which such fees and expenses were required to be paid.

     (e) The Company acknowledges and agrees that it is difficult or impossible to determine with precision the amount of damages that would or might be incurred by BSQUARE if the Company were to terminate this Agreement as contemplated by paragraph 7.2(b). It is understood and agreed by the Parties that if the BSQUARE shall be damaged by such a termination, (i) it would be impracticable or extremely difficult to fix the actual damages resulting therefrom, (ii) the termination fee is in the nature of liquidated damages, and not a penalty, and is fair and reasonable, and (iii) the termination fee represents a reasonable estimate of fair compensation for the losses that may reasonably be anticipated from such a termination, and shall be the sole and exclusive measure of damages with respect to any such termination. Once such liquidated damages have been paid in accordance with the provisions of this Agreement, the Company and its Affiliates shall be relieved of any further liability in respect of damages relating to the fact or circumstance giving rise to such liquidated damages.

7.3  AMENDMENT

     This Agreement may be amended by the parties hereto at any time before or after approval of the Company's shareholders; after such approval, however, no amendment will be made that by applicable law requires the further approval of the Company's shareholders without obtaining such further approval.

7.4  WAIVER

     At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                   ARTICLE VIII - SURVIVAL AND INDEMNIFICATION

8.1  SURVIVAL

     All representations and warranties contained in this Agreement or in the other Operative Documents or in any certificate delivered pursuant hereto or thereto shall survive the Closing for a period of one (1) year after the Effective Time (the "Survival Period"), and shall not be deemed waived or otherwise affected by any investigation made or any knowledge acquired with respect thereto, or by any notice delivered pursuant to Section 6.4; provided, however, that any claim based on actual fraud shall survive the Closing indefinitely. The covenants and agreements contained in this Agreement or in the other Operative Documents shall survive the Closing and shall continue until all obligations with respect thereto shall have been performed or satisfied or shall have been terminated in accordance with their terms.

8.2  INDEMNIFICATION BY THE HOLDERS OF COMPANY CAPITAL STOCK

     Subject to the limitations set forth in this Article VIII, from and after the Closing, each shareholder of the Company severally shall indemnify and hold BSQUARE, its officers, directors, affiliates (as "affiliate" is defined in Rule 12b-2 of the Exchange Act), employees, consultants and agents (the "Indemnified Parties") harmless from and against, and shall reimburse the Indemnified Parties for, any and all losses, claims, damages, debts, liabilities, obligations, judgments, orders, awards, writs, injunctions, decrees, fines, penalties, Taxes, costs or expenses (including, but not limited to, any legal or accounting fees or expenses) (collectively, "Losses") arising out of (i) any inaccuracy or misrepresentation in, or breach of, any representation or warranty made by the Company in this Agreement, together with the Company Disclosure Memorandum as delivered upon execution of this Agreement, or in any other Operative Document; or (ii) any failure by the Company to perform or comply, in whole or in part, with any covenant or agreement in this Agreement or in any other Operative Document.

8.3  LIMITATIONS

     (a) Except for Losses based on actual fraud, the aggregate liability of any shareholder of the Company pursuant to this Article VIII shall be limited to the Escrow Amount.

     (b) An indemnifying party shall not be obligated to defend and hold harmless an Indemnified Party, or otherwise be liable to such party, with respect to any claims made by the Indemnified Party after the expiration of the Survival Period or other applicable time limitation described in Section 8.1, except that indemnity may be sought after the expiration of the Survival Period or other applicable time limitation if a Claim Notice (as defined in Section 8.4(a)) shall have been delivered to the Shareholder Representative prior to the expiration of such time period.

     (c) The indemnification obligations of the shareholders of the Company under this Article VIII shall be satisfied from the Escrow Amount, in accordance with the provisions of this Article VIII. The aggregate value of Claims paid from the Escrow Amount shall be deemed to reduce the total Merger Consideration otherwise payable to the shareholders of the Company pursuant to Section 1.7 of this Agreement. Any such claims shall be deemed to reduce the Escrow Amount, pro rata, with respect to each shareholder of the Company, as determined by reference to the amount of Merger Consideration such shareholder is entitled to receive in the Merger as compared to all other shareholders.

8.4  PROCEDURE FOR INDEMNIFICATION

     (a) An Indemnified Party shall give written notice (the "Claim Notice") of any Claim for indemnification under this Article VIII to the Shareholder Representative, on behalf of the indemnifying parties reasonably promptly after the assertion against an Indemnified Party of any claim by a third party (a "Third Party Claim") or, if such Claim is not in respect of a Third Party Claim, reasonably promptly after the discovery of facts on which the Indemnified Party intends to base a Claim for indemnification pursuant to Article VIII; provided, however, that the failure or delay to so notify the Shareholder Representative shall not relieve the indemnifying party of any obligation or liability that the indemnifying party may have to the Indemnified Party except to the extent that the indemnifying party demonstrates that the indemnifying parties' ability to defend or resolve such Claim is adversely affected thereby. Any such Claim Notice shall describe the facts and circumstances on which the asserted Claim for indemnification is based and shall specify how such Indemnified Party intends to recover such funds pursuant to this Agreement and the basis for the determination of the amount which the Indemnified Party intends to recover.

     (b) If, within thirty (30) days of the receipt by the Shareholder Representative of a Claim Notice, the Shareholder Representative contests in writing to the Indemnified Party that Losses identified in such Claim Notice constitute indemnifiable Claims (the "Representative Notice"), then the Indemnified Party and the Shareholder Representative, acting in good faith, shall attempt to reach agreement with respect to the contested portions of such Claims. Unless a Claim is contested within such 30-day period, the Indemnified Party shall, subject to the other terms of this Article VIII, be paid the amount of the Losses related to such Claim or the uncontested portion thereof. The Shareholder Representative shall not object to any Claim unless (i) it believes in good faith that the Indemnified Party is not entitled to be indemnified with respect to the Losses specified therein, or (ii) it lacks sufficient information to assess the validity or amount of the Claim. If the Shareholder Representative objects to a Claim on the basis that it lacks sufficient information, it shall promptly request from the Indemnified Party any additional information reasonably necessary for it to assess such Claim and the Indemnified Party shall, to the extent the Indemnified Party reasonably can, provide additional information reasonably requested. Upon receipt of such additional information, the Shareholder Representative shall review it as soon as reasonably practicable and notify the Indemnified Party of any withdrawal or modification of the objection. If the Indemnified Party and the Shareholder Representative are unable to reach agreement with respect to any contested Claims within forty-five (45) days of the delivery of the Representative Notice, the matter shall be settled by binding arbitration in Santa Clara County, California as set forth below. All claims shall be settled in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). The Shareholder Representative and the Indemnified Party shall each designate one arbitrator within fifteen (15) days after the termination of such 45-day period. The Shareholder Representative and the Indemnified Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided, however, that (i) failing such agreement within seventy (70) days of delivery of the Representative Notice, the third arbitrator shall be appointed in accordance with the AAA Rules and (ii) if either the Shareholder Representative or the Indemnified Party fails to timely designate an arbitrator, the dispute shall be resolved by the one arbitrator timely designated. All of the fees and expenses of the arbitrators shall be paid from the Escrow Amount. The Shareholder Representative and the Indemnified Party shall cause the arbitrators to decide the matter to be arbitrated pursuant hereto within thirty (30) days after the appointment of the last arbitrator. The arbitrators' decision shall relate solely to whether the Indemnified Party is entitled to be indemnified for the contested Claim, or the contested portion thereof, pursuant to the applicable terms of this Agreement. The final decision of the majority of the arbitrators shall be furnished to the Shareholder Representative and the Indemnified Party in writing and shall constitute the conclusive determination of the issue in question binding upon the Shareholder Representative, the shareholders of the Company, and the Indemnified Party, and shall not be contested by any of them. Such decision may be used in a court of law only for the purpose of seeking enforcement of the arbitrators' decision.

     (c) (i) Subject to the rights of or duties to any insurer or other third party having potential liability therefor, the Shareholder Representative shall have the right, upon written notice given to the Indemnified Party within thirty
(30) days after receipt of the notice from the Indemnified Party of any Third Party Claim, to assume the defense or handling of such Third Party Claim, at the indemnifying party's sole expense, in which case the provisions of Section 8.4(c)(ii) shall govern; provided, however, that, notwithstanding the foregoing, BSQUARE may elect to assume the defense and handle any such Third Party Claim if it determines in good faith that the resolution of such Third Party Claim could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of BSQUARE, in which case the provisions of Section 8.4(d)(ii) hereof shall govern.

             (ii) The Shareholder Representative shall select counsel reasonably acceptable to the Indemnified Party in connection with conducting the defense or handling of such Third Party Claim, and the Shareholder Representative shall defend or handle the same in consultation with the Indemnified Party and shall keep the Indemnified Party timely apprised of the status of such Third Party Claim. The Shareholder Representative shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Third Party Claim, unless (A) the settlement provides an unconditional release and discharge of the Indemnified Party, and the Indemnified Party is reasonably satisfied with such discharge and release and (B) the Indemnified Party shall not have reasonably objected to any such settlement on the ground that the circumstances surrounding the settlement could result in an adverse impact on the business, operations, assets, liabilities (absolute, accrued, contingent or otherwise), condition (financial or otherwise) or prospects of the Indemnified Party. The Indemnified Party shall cooperate with the Shareholder Representative and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

     (d) (i) If (A) the Shareholder Representative does not give written notice to the Indemnified Party pursuant to Section 8.4(c)(i) within thirty (30) days after receipt of the notice from the Indemnified Party of any Third Party Claim of the indemnifying party's election to assume the defense or handling of such Third Party Claim or (B) BSQUARE elects to assume the defense or handling of the Third Party Claim pursuant to Section 8.4(c)(ii), the provisions of Section 8.4(d)(ii) shall govern.

             (ii) The Indemnified Party may, at the indemnifying party's expense (which shall be paid from time to time by the indemnifying party as such expenses are incurred by the Indemnified Party), select counsel in connection with conducting the defense or handling of such Third Party Claim and defend or handle such Third Party Claim in such manner as it may deem appropriate; provided, however, that the Indemnified Party shall keep the Shareholder Representative timely apprised of the status of such Third Party Claim and shall not settle such Third Party Claim without the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld. If the Indemnified Party defends or handles such Third Party Claim, the Shareholder Representative shall cooperate with the Indemnified Party and shall be entitled to participate in the defense or handling of such Third Party Claim with its own counsel and at its own expense.

8.5  REMEDIES; SPECIFIC PERFORMANCE

     Except as otherwise provided, the indemnification provisions of this
Article VIII are the sole and exclusive remedy of any party to this Agreement for a breach of any representation, warranty or covenant contained herein. Notwithstanding the preceding sentence, each of the parties acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties hereto agrees that the other parties hereto shall be entitled to an injunction to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof (including the indemnification provisions hereof) in any competent court having jurisdiction over the parties, in addition to any other remedy to which they may be entitled at law or in equity.

                              ARTICLE IX - GENERAL

9.1  TAX MATTERS

     (a) The Company shall, and shall cause its directors, officers and employees to, cooperate, as and to the extent reasonably requested, in connection with the preparation of any Tax Return and any audit, investigation, litigation or other action with respect to Taxes that may be instituted after the Closing.

     (b) Unless otherwise required by law, the parties hereto shall treat the Merger as a reorganization under Section 368 of the Code for all Tax reporting purposes and shall take no action that would cause the Merger to fail to qualify as a reorganization.

     (c) If necessary due to market conditions, the Merger Consideration shall be equitably adjusted so that the Merger will qualify as a reorganization under
Section 368 of the Code, provided that the number of shares of BSQUARE Common Stock issued pursuant to Section 1.7.1(b) hereof shall not be increased by more than ten percent (10%), and there shall be an equivalent reduction in value of the Cash Consideration.

     (d) Notwithstanding anything in this Agreement to the contrary, neither BSQUARE nor Merger Sub makes any representation or warranty with respect to, and expressly disclaims any responsibility for, any Tax consequences to the Company or its shareholders arising out of the transactions contemplated by this Agreement.

9.2  EXPENSES

     Regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay its own fees and expenses incident to the negotiation, preparation and execution of this Agreement and the other Operative Documents (including legal and accounting fees and expenses); provided, however, that should any action be brought hereunder, the attorneys' fees and expenses of the prevailing party shall be paid by the other party to such action.

9.3  NOTICES

     Any notice, request or demand desired or required to be given hereunder shall be in writing given by personal delivery, confirmed facsimile transmission or overnight courier service, in each case addressed as respectively set forth below or to such other address as any party shall have previously designated by such a notice. The effective date of any notice, request or demand shall be the date of personal delivery, the date on which successful facsimile transmission is confirmed or the date actually delivered by a reputable overnight courier service, as the case may be, in each case properly addressed as provided herein and with all charges prepaid.

        TO BSQUARE OR MERGER SUB:

               BSQUARE Corporation
               3150 - 139th Avenue SE, Suite 500
               Bellevue, WA  98005-40816
               Fax: _______________
               Attention: President

        with a copy to:

               Perkins Coie LLP
               1201 Third Avenue, 48th Floor
               Seattle, Washington 98101-3099
               Fax: (206) 583-8500
               Attention: Linda Schoemaker

        TO THE COMPANY:

               Mainbrace Corporation
               1136 W. Evelyn Avenue
               Sunnyvale, CA  94086
               Fax:________________
               Attention: Tony Moroyan

        with a copy to:

               Wilson Sonsini Goodrich & Rosati
               650 Page Mill Road
               Palo Alto, CA  94304-1050
               Fax: (650) 496-6811
               Attn: Michael Danaher

9.4     SEVERABILITY

        If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.5     ENTIRE AGREEMENT

        This Agreement and the other Operative Documents constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

9.6     ASSIGNMENT

        This Agreement shall not be assigned by operation of law or otherwise; provided, however, that Merger Sub's rights and obligations may be assigned to and assumed by BSQUARE or any other corporation wholly owned (directly or through intermediate wholly owned subsidiaries) by BSQUARE.

9.7     PARTIES IN INTEREST

        This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors heirs, legal representatives and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.8     GOVERNING LAW; JURISDICTION; VENUE

        This Agreement shall be governed by, and construed in accordance with, the laws of the State of Washington applicable to contracts executed in and to be performed in that state. The parties irrevocably consent to the jurisdiction and venue of the state and federal courts located in Santa Clara County, California in connection with any action relating to this Agreement.

9.9     COUNTERPARTS

        This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. To expedite the process of entering into this Agreement, the parties acknowledge that Transmitted Copies of this Agreement will be equivalent to original documents until such time as original documents are completely executed and delivered. "Transmitted Copies" will mean copies that are reproduced or transmitted via photocopy, facsimile or other process of complete and accurate reproduction and transmission.

9.10    WAIVER OF JURY TRIAL

        Each of BSQUARE, the Company and Merger Sub hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, the transactions contemplated hereby or the actions of such parties in the negotiation, administration, performance and enforcement hereof.

















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                                      -60-

        IN WITNESS WHEREOF, the parties hereto have entered into and signed this Agreement and Plan of Merger as of the date and year first above written.

                              BSQUARE CORPORATION

                              By
                                 -----------------------------------------------
                              Brian V. Turner
                              Senior Vice President, and Chief Financial Officer


                              MAINBRACE  ACQUISITION, INC.


                              By
                                 -----------------------------------------------
                              Brian V. Turner
                              Title:
                                    --------------------------------------------


                              MAINBRACE CORPORATION

                              By
                                 -----------------------------------------------
                              Andrew K. Moroyan
                              Title:
                                    --------------------------------------------